Exhibit 10.3

CERTAIN INFORMATION INDICATED BY [***] HAS BEEN OMITTED AS NOT MATERIAL AND PRIVATE OR CONFIDENTIAL

Dated December 26, 2025

2nd AMENDED AND RESTATED SHAREHOLDERS AGREEMENT OF OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.

entered into by and among, on one side,
VINCI CAPITAL PARTNERS IV C FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA
NAOSHIMA PARTICIPAÇÕES SOCIETÁRIAS S.A.,
and, on the other side,
BLOOM GROUP HOLDINGS, B.V.,
and, as assenting party,
OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.

2nd AMENDMENT TO THE SHAREHOLDERS AGREEMENT OF OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.

This 2nd Amendment to the Shareholders Agreement of Outback Steakhouse Restaurantes Brasil S.A. (“2nd Amendment”) is entered into on December 26, 2025, by and between the following parties:
(1)VINCI CAPITAL PARTNERS IV C FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA, an investment fund duly organized and validly existing in accordance with the Laws of the Federative Republic of Brazil, enrolled with the CNPJ under the No. 57.215.699/0001-24, herein represented by its portfolio manager, Vinci (as defined below) (“FIP”);
(2)NAOSHIMA PARTICIPAÇÕES SOCIETÁRIAS S.A, a joint-stock company (sociedade por ações) duly organized and validly existing in accordance with the Laws of the Federative Republic of Brazil, enrolled with the CNPJ under the No. 53.274.063/0001-00, with its headquarters at 2,277, Avenida Brigadeiro Faria Lima, 14 floor, Jardim Paulistano, City and State of São Paulo, Zip Code 01452-000 (“Naoshima” referred to jointly and severally with the FIP as “Majority Shareholders”).
(3)BLOOM GROUP HOLDINGS, B.V., a limited liability company organized under the laws of the Netherlands, enrolled with the CNPJ under the No. 18.962.020/0001-09, with registered office at 2202 N. West Shore Blvd. 5th floor, Tampa, FL 33607 (“Bloom” or “Minority Shareholder”; referred to jointly and severally with the Majority Shareholders as a “Party” or “Shareholder” and collectively as the “Parties” or “Shareholders”);
and, as assenting party:
(4)OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A., a corporation duly organized and validly existing in accordance with the Laws of the Federative Republic of Brazil, enrolled with the CNPJ under the No. 17.261.661/0001-73, with registered office in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12,901, 4th floor, Block C, unit 401, Brooklin, Postal Code 04.578-000, with its corporate acts duly registered and filed with JUCESP under NIRE 35300463412 (“Company” or “OSRB”).
R E C I T A L S:
WHEREAS:
(A)The FIP was the sole shareholder of Osaka Participações Societárias S.A., a joint-stock company enrolled with the CNPJ under No. 53.262367/0001-40, with its organizational documents registered and filed with JUCESP under NIRE 35.3.0062924-8 (“Osaka”). In its turn, Bloom was the sole shareholder of Bold Hospitality Company S.A., a joint-stock company enrolled with the CNPJ under No. 18.598.507/0001-54, with its organizational documents registered and filed with JUCESP under NIRE 35.2.2776516-7 (“Bold”);
(B)On November 6th, 2024, the Parties entered into that certain Quota Purchase Agreement and Other Covenants (“QPA”) governing the terms and conditions for, inter alia, (i) the acquisition, by Osaka from the Minority Shareholder, of shares representing sixty-seven percent (67%) of the total and voting capital stock of Bold, on a fully diluted basis; and (ii) the entering into the Franchise Agreements (“Transaction”);
(C)On December 30, 2024, the Parties implemented the Closing (as defined in the QPA) of the Transaction, including, inter alia: (i) the transformation of Bold into a corporation (sociedade por ações), and admission of Osaka as a shareholder of Bold holding 67% of Bold’s issued

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and outstanding capital stock; (ii) the execution of those certain Amended and Restated Multi-Restaurant Franchise Agreements (“Franchise Agreements”) among OSRB and Outback Steakhouse International, L.P. to govern the terms and conditions of the development and operation of restaurants in Brazil under the “Outback Steakhouse®”, “Abbraccio” and “Ausie Grill” trademarks; (iii) the execution of this Shareholders Agreement (in its original form) to set forth the principles and rules which shall govern their relationship as shareholders of the Company and any other Subsidiary that the Company may have in the future;
(D)On February 21, 2025, the general shareholders' meetings of Bold and OSRB approved the downstream merger of Bold into OSRB, pursuant to articles 224 to 227 of the Brazilian Corporations Law, in accordance with the “Protocolo e Justificação de Incorporação da Bold Hospitality Company S.A. pela Outback Steakhouse Restaurantes Brasil S.A.” (“Bold Merger”), resulting in (i) the dissolution of Bold with universal succession of all its assets, rights and obligations by OSRB; (ii) the cancellation of the shares issued by Bold and delivery of the shares previously held by Bold in OSRB to the shareholders;
(E)On December 25, 2025, the general shareholders’ meetings of Osaka and Naoshima approved the partial spin-off of Osaka and merger of the spun-off inventory by Naoshima pursuant to Articles 223 to 225 and 227 to 229 of the Brazilian Corporations Law, in accordance with the “Protocolo e Justificação de Cisão Parcial da Osaka Participações Societárias S.A. com a Incorporação da Parcela Cindida pela Naoshima Participações Societárias S.A.” (“Spin-Off”) consisting of: (i) [***] the shares issued by the Company previously held by Osaka; (ii) a portion of Osaka’s cash position; and (iii) the debt represented by the Off-Perimeter Debt, as defined below (“Spun-Off Inventory”);
(F)On December 26, 2025, the general shareholders' meetings of Osaka and OSRB approved the downstream merger of Osaka into OSRB, pursuant to articles 224 to 227 of the Brazilian Corporations Law, in accordance with the “Protocolo e Justificação de Incorporação da Osaka Participações Societárias S.A. pela Outback Steakhouse Restaurantes Brasil S.A.” (“Osaka Merger”), resulting in (i) the dissolution of Osaka with universal succession of all its assets, rights and obligations by OSRB; and (ii) the cancellation of the shares issued by Osaka and delivery of the shares previously held by Osaka in OSRB to the FIP.
(G)As of the execution date hereof, the voting capital stock of OSRB is currently held as follows:

Shareholder	Number of Common Shares	% of Common Shares	Number of the Preferred Shares	% of Preferred Shares	Total Number of Shares	% of the total Shares
Vinci Capital Partners IV C Fundo de Investimento em Participações Multiestratégia Responsabilidade Limitada	[***]	63%	[***]	0%	[***]	61.83%
Naoshima Participações Societárias S.A.	[***]	4%	[***]	0%	[***]	4%

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Shareholder	Number of Common Shares	% of Common Shares	Number of the Preferred Shares	% of Preferred Shares	Total Number of Shares	% of the total Shares
Bloom Group Holdings, B.V.	[***]	33%	[***]	0%	[***]	32.56%
Managing Shareholders	[***]	0%	[***]	100%	[***]	1.35%
Total	[***]	100%	[***]	100%	[***]	100%
(H)The Shareholders wish to amend and restate the Shareholders Agreement dated December 30, 2024, as amended on October 22, 2025 (“Agreement”), to reflect the effects of the Spin-Off and Osaka Merger.
NOW, THEREFORE, the Parties agree to enter into this 2nd Amendment, which shall be governed by the following terms and conditions:

1Definitions and Interpretation
All capitalized terms and expressions used but not defined herein shall have the same meaning ascribed to them in the Agreement. This 2nd Amendment shall be interpreted according to the rules set out in Section 1 of the Agreement.

2Off-Perimeter Debt and Completion of the Debt Pushdown
2.1[***]
2.2[***]
3Joinder
The Majority Shareholders hereby irrevocably and irreversibly join the Agreement, assuming all rights and obligations undertaken in the Agreement by Osaka, as if they had originally assumed such rights and obligations pursuant to Section 2.4(i) of the Agreement.

4Permitted Transferee
The Majority Shareholders confirm their admission as shareholders of the Company and parties to the Agreement as Permitted Transferees of Osaka, being bound and assuming all rights and obligations attributed to Osaka in the Agreement as if it had originally assumed such rights and obligations at the execution thereof. For the avoidance of doubt:
(i)The FIP and Naoshima shall be construed as a single and unified shareholder acting as a block and shall act and exercise their rights in a coordinated and consistent manner, including with respect to their votes at the General Shareholders’ Meeting and the votes cast by the members of the Board of Directors appointed by them.
(ii)The FIP and Naoshima shall be jointly and severally liable with respect to their obligations before the Company, Bloom and Subsidiaries thereof; and
(iii)acknowledge and agree that, if Naoshima ceases to be an Affiliate (and, therefore, a Permitted Transferee of the FIP), then the FIP and Naoshima shall cause such Shares to be, as soon as reasonably practicable (but in any case, within a maximum of [***]): (a) returned to the Transferor; or (b) transferred to another Permitted Transferee provided that all conditions for a Permitted Transfer set forth in the

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Agreement are complied with.

5Restatement of the Agreement
In view of the foregoing, the Shareholders agree to restate the Agreement, which shall henceforth be in effect in the form set out in Annex A to this 2nd Amendment.

6Miscellaneous
The provisions set forth in Section 13 (Miscellaneous) of the Agreement shall apply to this 2nd Amendment, mutatis mutandis, and are incorporated herein by reference, and shall be applicable as if fully set forth herein.

7Digital Signature
The Parties and the intervening consenting parties agree that this 2nd Amendment was executed electronically without the electronic certificates issued by ICP-Brasil, as permitted under article 10, paragraph 2 of Provisory Measure 2,200-2 and article 784, paragraph 4 of Brazilian Code of Civil Procedure. For the avoidance of doubt, the Parties and the intervening consenting parties agree that this 2nd Amendment shall be presumed to be authentic and true, consenting, authorizing, accepting and recognizing as valid any form of proof of authorship of the signatories to the Agreement by means of their respective electronic signatures in this 2nd Amendment, even if not by means of electronic certificates issued by ICP-Brasil, as permitted under article 10, paragraph 2, of Provisional Measure 2,220-2, being certain that any electronic record will be sufficient for the veracity, authenticity, integrity, validity and effectiveness of this 2nd Amendment and its terms, as well as the respective commitment by the Parties and the intervening consenting parties to its terms.
IN WITNESS WHEREOF, the Parties and the intervening consenting parties have duly executed this 2nd Amendment electronically, in the presence of the two (2) undersigned witnesses.
[Signature pages to follow]
*    *    *

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(Signature page of the 2nd Amended and Restated Shareholders’ Agreement of Outback Steakhouse Restaurantes Brasil S.A., entered into by and among, on one side, Vinci Capital Partners IV C Fundo de Investimento em Participações Multiestratégia Responsabilidade Limitada, Naoshima Participações Societárias S.A. and, on the other side, Bloom Group Holding, B.V. and, as assenting party, Outback Steakhouse Restaurantes Brasil S.A., on December 26, 2025.)

VINCI CAPITAL PARTNERS IV C FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA
By: Vinci Capital Gestora de Recursos Ltda.,
as represented by Gabriel Felzenszwalb and Carlos Eduardo Martins e Silva, Officers

NAOSHIMA PARTICIPAÇÕES SOCIETÁRIAS S.A.
by Gabriel Felzenszwalb and Carlos Eduardo Martins e Silva, Officers

BLOOM GROUP HOLDINGS, B.V.
by Kelly Marie Lefferts, Officer

OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.
p. Mauro Guardabassi Martins and Pierre Berenstein Officers

Witnesses:

Name:	Name:
CPF:	CPF:

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2nd AMENDMENT TO THE SHAREHOLDERS AGREEMENT OF OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.
ANNEX A
(Remainder of the page intentionally left in blank)

Dated December 26, 2025

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT OF OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.
(as a successor of Bold Hospitality Company S.A.)

entered into by and among, on one side,
VINCI CAPITAL PARTNERS IV C FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA, and
NAOSHIMA PARTICIPAÇÕES SOCIETÁRIAS S.A.
and, on the other side,
BLOOM GROUP HOLDINGS, B.V.,
and, as assenting party,
OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT OF OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A.

This Amended and Restated Shareholders’ Agreement of Outback Steakhouse Restaurantes Brasil S.A. is entered into as of December 26, 2025 (“Execution Date”), by and between:
(1)VINCI CAPITAL PARTNERS IV C FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA, an investment fund duly organized and validly existing in accordance with the Laws of the Federative Republic of Brazil, enrolled with the CNPJ under the No. 57.215.699/0001-24, herein represented by its portfolio manager, Vinci (as defined below) (“FIP”);
(2)NAOSHIMA PARTICIPAÇÕES SOCIETÁRIAS S.A, a joint-stock company (sociedade por ações) duly organized and validly existing in accordance with the Laws of the Federative Republic of Brazil, enrolled with the CNPJ under the No. 53.274.063/0001-00, with its headquarters at 2,277, Avenida Brigadeiro Faria Lima, 14 floor, Jardim Paulistano, City and State of São Paulo, Zip Code 01452-000 (“Naoshima” referred to jointly and severally with the FIP as “Majority Shareholders”).
(3)BLOOM GROUP HOLDINGS, B.V., a limited liability company organized under the laws of the Netherlands, enrolled with the CNPJ under the No. 18.962.020/0001-09, with registered office at 2202 N. West Shore Blvd. 5th floor, Tampa, FL 33607 (“Minority Shareholder” referred to jointly and severally with the Majority Shareholders as a “Party” or “Shareholder” and collectively as the “Parties” or “Shareholders”);
and, as assenting party:
(4)OUTBACK STEAKHOUSE RESTAURANTES BRASIL S.A., a corporation duly organized and validly existing in accordance with the Laws of the Federative Republic of Brazil, enrolled with the CNPJ under the No. 17.261.661/0001-73, with registered office in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12,901, 4th floor, Block C, unit 401, Brooklin, Postal Code 04.578-000, with its corporate acts duly registered and filed with JUCESP under NIRE 35300463412 (“Company” or “OSRB”).
R E C I T A L S:
WHEREAS:
(A)The FIP was the sole shareholder of Osaka Participações Societárias S.A., a joint-stock company enrolled with the CNPJ under No. 53.262367/0001-40, with its organizational documents registered and filed with JUCESP under NIRE 35.3.0062924-8 (“Osaka”). In its turn, Osaka was the sole shareholder of Bold Hospitality Company S.A., a joint-stock company enrolled with the CNPJ under No. 18.598.507/0001-54, with its organizational documents registered and filed with JUCESP under NIRE 35.2.2776516-7 (“Bold”);
(B)On November 6th, 2024, the Parties entered into that certain Quota Purchase Agreement and Other Covenants (“QPA”) governing the terms and conditions for, inter alia, (i) the acquisition, by Osaka from the Minority Shareholder, of shares representing sixty-seven percent (67%) of the total and voting capital stock of Bold, on a fully diluted basis; (ii) the entering into the Franchise Agreements (“Transaction”);
(C)On December 30, 2024, the Parties implemented the Closing (as defined in the QPA) of the Transaction, including, inter alia: (i) the transformation of Bold into a corporation (sociedade por ações), and admission of Osaka as a shareholder of Bold holding 67% of Bold’s issued and outstanding capital stock; (ii) the execution of those certain Amended and Restated Multi-Restaurant Franchise Agreements (“Franchise Agreements”) among OSRB and Outback Steakhouse International, L.P. to govern the terms and conditions of the development and operation of restaurants in Brazil under the “Outback Steakhouse®”, “Abbraccio” and “Ausie Grill” trademarks; (iii) the execution of this Shareholders Agreement (in its original form) to set forth the principles and rules which shall govern their relationship as shareholders of the Company and any other Subsidiary that the Company may have in the future;
(D)On February 21, 2025, the general shareholders' meetings of Bold and OSRB approved the downstream merger of Bold into OSRB, pursuant to articles 224 to 227 of the Brazilian Corporations Law, in accordance with the “Protocolo e Justificação de Incorporação da Bold Hospitality Company S.A. pela Outback Steakhouse Restaurantes Brasil S.A.” (“Bold Merger”), resulting in (i) the dissolution of Bold with universal succession of all its assets, rights and obligations by OSRB; (ii) the cancellation of the shares issued by Bold and delivery of the shares previously held by Bold in OSRB to the shareholders;
(E)On December 25, 2025, the general shareholders’ meetings of Osaka and Naoshima approved the partial spin-off of Osaka, with the merger of the spun-off assets by Naoshima, pursuant to Articles 223 to 225 and 227 to 229 of the Brazilian Corporations Law, in accordance with the “Protocolo e Justificação de Cisão Parcial da Osaka Participações Societárias S.A. com a Incorporação da Parcela Cindida pela Naoshima Participações Societárias S.A.” (“Spin-Off”), resulting in the transfer to Naoshima of a portion of the shares issued by the Company held by Osaka (which resulted in Naoshima becoming a shareholder of the Company);
(F)On December 26, 2025, the general shareholders' meetings of Osaka and OSRB approved the downstream merger of Osaka into OSRB, pursuant to articles 224 to 227 of the Brazilian Corporations Law, in accordance with the “Protocolo e Justificação de Incorporação da Osaka Participações Societárias S.A. pela Outback Steakhouse Restaurantes Brasil S.A.” (“Osaka Merger”), resulting in (i) the dissolution of Osaka with universal succession of all its assets, rights and obligations by OSRB; (ii) a portion of Osaka’s cash position; and
(iii) the cancellation of the shares issued by Osaka and delivery of the shares previously held by Osaka in OSRB to the FIP.
(G)As of the execution date hereof, the voting capital stock of OSRB is currently held as follows:

Shareholder	Number of Common Shares	% of Common Shares	Number of the Preferred Shares	% of Preferred Shares	Total Number of Shares	% of the total Shares
Vinci Capital Partners IV C Fundo de Investimento em Participações Multiestratégia Responsabilidade Limitada	[***]	63%	[***]	0%	[***]	61.83%

Naoshima Participações Societárias S.A.	[***]	4%	[***]	0%	[***]	4.26%
Bloom Group Holdings, B.V.	[***]	33%	[***]	0%	[***]	32.56%
Managing Shareholders	[***]	0%	[***]	100%	[***]	1.35%
Total	[***]	100%	[***]	100%	[***]	100%

(H)The Shareholders wish to amend and restate the Shareholders Agreement dated December 30, 2024, as amended on October 22, 2025, to reflect the effects of the Spin-Off and Osaka Merger.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the Parties wish to enter into this Agreement to set forth their rights and obligations as shareholders of the Company, and indirect shareholders of the Subsidiaries (present and future), pursuant to and for the purposes of article 118 of Brazilian Corporations Law.

1Rules of interpretation
1.1Definitions of Certain Terms
Unless expressly indicated otherwise or if the context is incompatible with any meaning indicated herein, the words, expressions and abbreviations initiated with capital letters and not defined elsewhere in this Agreement shall have the meaning assigned to them below:
“Accounting Principles” means the accounting methods, practices, procedures and policies used in the preparation of the financial statements of the Company.
“Acquisition Debt” means [***].
“Acquisition Debt Share Collateral” means [***].
“Affected Shareholder” has the meaning given in Section 10.10.1.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under Common control with such Person.
“Agreement” means this Amended and Restated Shareholders Agreement of Outback Steakhouse Restaurantes Brasil S.A., including the Schedules and Exhibits hereto, as may be amended from time to time.
“Appointed Expert” means PriceWaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, KPMG Auditores Independentes, Grant Thornton, and BDO Auditores Independentes, or any internationally recognized independent auditor chosen by consensus among the Parties, which shall not have been an auditor of either the Majority Shareholders or the Minority Shareholder within the last twelve (12)-month period.
“Arbitral Tribunal” has the meaning given in Section 13.19.3.
“Arbitration Chamber” means the International Court of Arbitration of the International Chamber of Commerce.
“Audit Committee” has the meaning given in Section 6.4.2.
“Audit Firm” means an independent auditing firm registered with the CVM and appointed at a General Shareholders’ Meeting of the Company.

“B3” means B3 S.A. – Brasil, Bolsa e Balcão.
“Binding Offer” has the meaning given in Section 10.7.1.
“Board of Directors Meetings” has the meaning given in Section 6.3.6.
“Board of Directors” means the Company’s board of Directors (Conselho de Administração).
“Board Reserved Matters” has the meaning given in Section 6.3.8.
“Bold” has the meaning given in the preamble of this Agreement.
“Brazilian Corporations Law” has the meaning given in the recitals to this Agreement.
“Business” means the business of the Company as currently conducted on the date hereof, comprising the operation of restaurants under the trademarks “Outback”, “Aussie Grill”, “Aussie Chicken & More” and “Abbraccio”.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in São Paulo, State of São Paulo, Brazil or in Tampa, State of Florida, United States are authorized or required by Law to close.
“Buyout Rights” has the meaning given in Section 4.8.4.
“Bylaws” means the Company’s bylaws, as amended from time to time.
“Cash” means all cash, cash equivalents (to the extent convertible to cash within ninety (90) days), bank deposits, deposits in transit and freely marketable funds on securities of or held by the Company and its Subsidiaries, as determined in accordance with the Accounting Principles, as such cash and cash equivalents may be reduced by outstanding checks and drafts or pending electronic debits.
“CDI” means one hundred percent (100%) of the variation of the daily average rates of one-day interbank deposits, over extra group, denominated “DI” rates, expressed as a percentage per year, based on two hundred and fifty-two (252) Business Days, calculated and disclosed by the CETIP S.A. – Mercados Organizados, on a daily basis calculated pro rata per day.
“CEO” has the meaning given in Section 6.5.1.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the U.S. Internal Revenue Code.
“CFO” has the meaning given in Section 6.5.1.
“Chairperson” has the meaning given in Section 6.3.3.
“CNPJ” means the National Register of Legal Entities of the Brazilian Ministry of Finance.
“Committees” has the meaning given in Section 6.4.
“Common Shares” has the meaning given in Section 4.2.1.
“Company” has the meaning given in the preamble of this Agreement.
“Compelled Party” has the meaning given in Section 2.1.2.
“Competitor” means a Person that is considered a “Competitor” according to the definition set forth in the Franchise Agreements, i.e., all fine dining, casual dining, fast casual or quick service segment restaurants whose primary menu item is steak and/or ribs or Italian food; provided that [***].

“Confidential Arbitration Information” has the meaning given in Section 13.19.4.
“Confidential Information” has the meaning given in Section 2.1.
“Contract” means any contract, agreement, arrangement, warranty, purchase order, note, mortgage, bond, indenture, loan, license, lease, sublease, commitment or other written instrument or understanding.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, and effective use of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
“COO” has the meaning given in Section 6.5.1.
“Counter Notice” has the meaning given in Section 10.6.2.
“CVM” means Securities and Exchange Commission (Comissão de Valores Mobiliários).
“Debentures” has the meaning given in Section 1.1.
“Debt Pushdown” has the meaning given in Section 11.5.
“Default Call Exercise Period” has the meaning given in Section 11.4.1.
“Default Call Option Notice” has the meaning given in Section 11.4.2.
“Default Call Option” has the meaning given in Section 11.4.
“Default Event” means the default by the Minority Shareholder to pay to the Majority Shareholders (or their Indemnifiable Parties, as defined in the QPA) an indemnification payment that has become due (líquida, certa e exigivel) but not paid for more than twelve (12)-months from the expiration of the term set forth in Section 8.7.3 of the QPA, provided, however, that the offset mechanisms set for in item (i), (ii), and (iii) of Section 8.8.1 of the QPA have not been sufficient to cover the payment as indemnification under the QPA up to the end of the twelve (12)-month period set forth above.
“Distribution Policy” has the meaning given in Section 8.1.
“EBITDA” means, with respect to a Person, the Earnings Before Interest, Taxes, Depreciation, and Amortization of the Company (on a consolidated basis) calculated pursuant to the Accounting Principles and under the same criteria for determination of adjustments set out in Exhibit 11.3.1.
“EBITDA LTM” means, with respect to a Person, its EBITDA of the twelve (12) months before an event of calculation, considering only full months.
“EBITDA LTM Negotiation Period” has the meaning given in Section 11.3.2.
“Encumbered Shares” has the meaning given in Section 10.10.1.
“Entity” means a partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, foundation, unincorporated association, Brazilian investment fund, joint venture, Governmental Authority or other entity or organization.
“Execution Date” has the meaning defined in the preamble of this Agreement.
“Executive Partner Shareholders’ Agreement” has the meaning given in Section 4.8.1(iii).
“Executive Partners” means the Company’s minority shareholders, holders of non-voting preferred shares issued by the Company, which were given the opportunity to acquire preferred non-voting shares of the Company in consideration for assuming key roles in the management of the Company and its subsidiaries.
“Exit Call Option” has the meaning given in Section 11.1.
“Exit Call Option Notice” has the meaning given in Section 11.1.2.
“Exit Options” has the meaning given in Section 11.2.
“Exit Option Exercise Period” has the meaning given in Section 11.1.1.
“Exit Option Shares” has the meaning given in Section 11.1.
“Exit Put Option” has the meaning given in Section 11.2.
“Exit Put Option Notice” has the meaning given in Section 11.2.2.
“Financial Distress” has the meaning given in Section 9.3.2.
“FIP” means the Vinci Capital Partners IV C FI em Participações Multiestratégia Responsabilidade Limitada, enrolled in the CNPJ under No. 57.215.699/0001-24, under the discretionary management of Vinci.
“Franchise Agreement” has the meaning given in the recitals to this Agreement.
“Funding Call” has the meaning given in Section 9.3.
“General Shareholders’ Meetings” has the meaning given in Section 5.1.
“Governmental Authority” means any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to of government, including any government authority, agency, department, board, commission or instrumentality of Brazil or any other country under which the Parties are incorporated, as well as any political subdivision of any thereof and any court, tribunal or arbitration panel or any self-regulatory organization.
“Holdback” has the meaning given in Section 11.3.5.
“Holdback Amount” has the meaning given in Section 11.3.5(ii)(b).
“ICP-Brasil” means the Infraestrutura de Chaves Públicas Brasileira.
“Indebtedness” means, [***].
“Indemnification Report Counter-Notice” has the meaning given in Section 11.3.5(ii).
“Indemnification Report Notice” has the meaning given in Section 11.3.5(i).
“Indemnified Claims” has the meaning given in Section 11.3.5(i).
“Intermediary Stake” has the meaning given in Section 5.6.1.
“IPCA” means [***].
“Law” means any federal, state, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule (including accounting rules), regulation, Order, code, governmental restriction or other legally binding requirement.
“Leverage Cap” means, [***].
“Leverage Policy” means the leverage policy by which the Company and its Subsidiaries, as applicable, may take Indebtedness pursuant to Section 9.
“Leverage Ratio” has the meaning given in Section 9.2.1.
“Lien” means any mortgage (including caução or penhor), pledge, hypothecation,

assignment, right of others, claim, charge, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, servitude, option, lien, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing or any restriction on sale, transfer, assignment, disposition or other alienation, proxy, voting trust or agreement (including any right of first refusal or first offer), or other security interest of any kind having similar effect or any restriction or documentation of the foregoing or decisions rendered by a Governmental Authority.
“Litigation” means any action, allegation, demand, suit, hearing, litigation, dispute, proceeding, arbitration, investigation or audit, whether civil, criminal, administrative, regulatory, judicial, investigative or otherwise, whether formal or informal, whether public or private.
“Local Partners Shareholders’ Agreements” has the meaning given in Section 4.8.1(i).
“Local Partners” means the Company’s minority shareholders, holders of non-voting preferred shares issued by the Company, which were given the opportunity to acquire preferred non-voting shares of the Company in consideration for assuming the responsibility of the management, operation and functioning of Company’s restaurants.
“Losses” means any and all losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees, court deposits and court guarantees (to the extent borne by the indemnified party), provided that (except to the extent payable to a third party in connection with a third-party claim) in no event shall any Person be entitled to recover or make a claim for any amounts in respect of consequential, indirect or punitive damages (and, in particular, no loss of future income, revenue, or profits, business interruption, loss of business reputation or opportunity, diminution in value, “multiple of profits”, “multiple of cash flow” or similar valuation methodology shall be used or taken into account in calculating the amount of any Losses), in each case, regardless of whether or not the possibility of such damages has been disclosed to the other party in advance, in written.
“M&A Transactions” means any investment in equity, equity-like securities and/or convertible debt of any Person (including unincorporated entities), acquisition, disposal or combination of businesses, equity or equity-like joint ventures, profit/revenue sharing arrangements or other arrangements which result in the establishing of partner-like or governance rights in any Person (including unincorporated entities).
“Majority Shareholders” has the meaning given in the preamble of this Agreement.
“Managing Shareholders” means the Local Partners, Executive Partners and the Regional Partners individually and jointly considered.
“Managing Shareholders’ Agreements” means (i) the shareholders agreements entered into with the Managing Shareholders pursuant to Section 4.7; and (ii) any grant agreements entered into with beneficiaries of incentive plans based on shares issued by the Company and/or its Subsidiaries, to the extent such agreements provide rules on the transfer, encumbrance of shares and/or economic or governance rights.
“Managing Shareholders’ Equity” means the non-voting preferred shares issued by OSRB to the Managing Shareholders. For the avoidance of doubt, the exceptions set out in this Agreement that are applicable to Managing Shareholders’ Equity will only apply to the extent such preferred shares and any shareholders’ agreement binding them are compliant with the terms of this Agreement.
“Naoshima Merger” has the meaning given in Section 11.8.
“Minimum Stake” has the meaning given in Section 5.6.3.

“Minority Shareholder” has the meaning given in the preamble of this Agreement.
“Naoshima” has the meaning given in the preamble of this Agreement.
“Net Indebtedness” means the amount of Indebtedness of the Company minus Cash.
“Normal Working Hours” means the period between 9:00 a.m. and 5:00 p.m. (time of the location in which the relevant action is to take place) of any Business Day.
“Notice of Encumbered Shares” has the meaning given in Section 10.10.1(ii).
“Off-Perimeter Debt” has the meaning given in Section 11.5.5.
“Offer Conditions” has the meaning given in Section 10.6.1.
“Offer Notice” has the meaning given in Section 10.6.
“Offered Shareholder” has the meaning given in Section 10.6.
“Offered Shares” has the meaning given in Section 10.6.
“Offering Shareholder” has the meaning given in Section 10.6.
“Officers” has the meaning given in Section 6.5.1.
“Option Price” has the meaning given in Section 11.3.1.
“Option SPA” has the meaning given in Section 11.3.6.
“Osaka” has the meaning given in the preamble of this Agreement.
“Osaka Merger” has the meaning given in the recitals to this Agreement.
“OSRB” has the meaning given in the preamble of this Agreement.
“Parties” has the meaning given in the preamble of this Agreement.
“Permitted Transferees” has the meaning given in Section 10.3.
“Permitted Transfers” has the meaning given in Section 10.3.
“Person” means any natural person, firm, limited liability company, general or limited partnership, fund, unincorporated organization, association, corporation, company, joint venture, trust, Governmental Authority or other entity.
“PFIC” means a “passive foreign investment company” within the meaning of the Section 1297(a) of U.S. Internal Revenue Code.
“Potential Buyer” has the meaning given in Section 10.6.
“Preemptive Right” has the meaning given in Section 9.4.
“Prohibited Transferee” means [***].
“QPA” has the meaning given in the recitals to this Agreement.
“Qualified IPO” means an initial public offering of Shares of the Company or any new direct or indirect holding company (in which the Shareholders shall hold the same equity stake that they held before the reorganization in preparation to the Qualified IPO) that fulfills the following conditions, cumulatively:
[***].
“Reais” or “R$” means the lawful currency of Brazil.
“Regional Partners” means the Company’s minority shareholders, holders of non-voting preferred shares issued by the Company, which were given the opportunity to acquire such preferred non-voting shares of the Company in consideration for assuming the responsibility of the coordinating the operations of the Company’s restaurants within a determined region.
“Related Party” means, with respect to any Person, (i) the spouse, ascendants, descendants, or relatives up to the third degree of such Persons; (ii) any Affiliate of such Persons or their spouses, ascendants, descendants, or relatives up to the third degree.
“Relevant Meeting” has the meaning given in Section 6.7.
“Remaining Shareholders” has the meaning given in Section 10.10.1(ii).
“Reserved Matters” has the meaning given in Section 6.3.8.
“Right of First Offer Period” has the meaning given in Section 10.6.2.
“Right of First Offer” has the meaning given in Section 10.6.
“Rules of Arbitration” means the Rules of Arbitration of the Arbitration Chambers then in effect.
“Shareholder Reserved Matters” has the meaning given in Section 5.6.
“Shareholders” has the meaning given in the preamble of this Agreement.
“Shares” has the meaning given in Section 4.1(iii).
“Signing” has the meaning given in Section 10.6.3.
“Spin-Off” has the meaning given in the preamble of this Agreement.
“Subsidiary” means any entity in which the Company may hold equity or equity-like interests, in the present or future.
“Tag Offer Notice” has the meaning given in Section 10.7.1.
“Tag Offered Shares” has the meaning given in Section 10.7.1.
“Tag-Along Right” has the meaning given in Section 10.7.1.
“Target Entities” means the Company and its Subsidiaries.
“Tax” or “Taxes” means any federal, state, local or foreign income or gross receipts tax, value added, sales and use tax, customs duty, social security contributions (payable to any Governmental or Taxing Authority or any other Entity) and any other tax, charge, fee, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, profit, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any Taxing Authority.
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Third Party” means any Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Transaction” has the meaning given in the recitals to this Agreement.
“Transfer” means (which includes the expressions “to Transfer”, “Transferred”, “Transferor” and “Transferee”) means, whether directly or indirectly, voluntarily or involuntarily, the transfer, sale, assignment (including the assignment of the right of first refusal), transfer, exchange, donation, payment in kind or other type of disposal resulting from the foreclosure of any mortgage, pledge, security interest or other retention right or further, relating to any succession, legal determination, merger, amalgamation, spin-off, reorganization, consolidation, issuance of Shares or other transactions with similar effects, making any voting trust or other arrangement or agreement with respect to the transfer of any voting and/or economic rights or interests (including any proxy or otherwise - whether or not revocable) or of any other beneficial interest.
“U.S. GAAP” means the generally accepted accounting principles and standards for U.S. companies adopted by the U.S. Securities and Exchange Commission.
“U.S. Internal Revenue Code” means of the Internal Revenue Code of 1986, as amended. “United States” or “U.S.” means the United States of America.
“Vinci” means Vinci Capital Gestora de Recursos Ltda., a limited liability company (sociedade empresária limitada) enrolled with the CNPJ under No. 11.079.478/0001-75, with its registered office at Avenida Bartolomeu Mitre, 336, sala 701, Leblon, Rio de Janeiro/RJ, Postal Code 22.431-002.
“Working Capital” means, without duplication with the determination of Indebtedness, (i) the current assets of the Company and its Subsidiaries, but excluding Cash, minus (ii) the current Liabilities of the Company and its Subsidiaries that have not been included as Indebtedness. For the avoidance doubt, the determination of the Working Capital shall follow the same guidelines and criteria set out in the QPA.
1.2Construction and application of defined terms
The meaning assigned to each term defined in Section 1.1 shall be equally applicable to all grammatical variations thereof.
1.3Headings; Table of Contents
Headings and table of contents are inserted for convenience and reference purposes only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.
1.4References and construction
For purposes of this Agreement, unless the context otherwise requires:
(i)the words “include,” “includes” and “including” and similar expressions shall be construed as illustrative only and without limitation. Therefore, any such expressions shall be deemed to be followed by the words “without limitation” or “by way of example only;”
(ii)the word “or” is not exclusive;
(iii)the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;
(iv)an accounting term not otherwise defined has the meaning assigned to it in accordance with the Accounting Principles;
(v)references to Preamble, Articles, Sections, Schedules and Exhibits, if applicable, refer to the Preamble, Articles, Sections, Schedules and Exhibits to this Agreement;
(vi)references to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time;

(vii)references to any agreement, Law or to any provision of any agreement or Law shall include any amendment thereto, and any modification or re-enactment thereof, any Law substituted therefor, and all rules and regulations issued thereunder or pursuant thereto;
(viii)the word “Person” includes individuals, firms, companies, their successors, Permitted Transferees and vice-versa;
(ix)references to a Party include such Party’s permitted successor in accordance with this Agreement; and
(x)the information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement; no information contained herein or therein will be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).
1.5Information
References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.
1.6Periods
References to any period will be deemed references to the number of calendar days in such period (unless Business Days are specified); provided, however, that unless otherwise expressly stated herein, all terms or periods set forth in this Agreement will be counted by excluding the date of the event that caused the commencement of such term or period and including the last day of such period, as set forth in article 132 of the Brazilian Civil Code.
All periods provided for in this Agreement ending on Saturdays, Sundays or holidays in the City of São Paulo, State of São Paulo, Brazil or the City of Tampa, Florida, United States of America, shall be automatically extended to the first subsequent Business Day.
1.7Execution
This Agreement shall be deemed executed as of the Execution Date, even if the collection of signatures is concluded on a different date. As such, any refences to “date of this Agreement”, ‘date hereof”, “execution date” and similar expressions shall be construed as references to the Execution Date only.
1.8Drafting
The Parties have jointly drafted this Agreement with the assistance of their respective advisors. Pursuant to articles 113, § 2º and 421-A, inc. I of the Brazilian Civil Code, the Parties expressly reject the application of article 113, § 1º, IV of the Brazilian Civil Code, so that this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument (or causing any instrument to be drafted) in the event of a Dispute on the intent of the Parties or ambiguity in the interpretation of the terms hereof.
2Confidentiality
2.1Confidentiality undertaking
Each of the Shareholders, their Affiliates, and their respective directors, officers, employees, service providers, representatives and agents shall maintain the confidential nature of any information exchanged under and/or related to this Agreement, including, without limitation, all data and information obtained by any of the Shareholders prior to the execution and for the enforcement of this Agreement, during the negotiation of this Agreement, including, without limitation, information on the Company and its Subsidiaries of a legal, financial, accounting, commercial and operational nature, among others (“Confidential Information”).
2.1.1Exceptions. Notwithstanding the foregoing, nothing in this Agreement shall prohibit disclosure or use of any non-public information if and to the extent:
(i)the disclosure is permitted under this Agreement (including in the context of a Qualified IPO);
(ii)the disclosure is required by applicable Law or by the rules and regulations of any securities exchange or national market system upon which the securities of the Parties or their Affiliates are listed (at the moment of the disclosure), in which case the relevant Party or its Affiliates shall use its commercially reasonable efforts to provide the other Party with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication;
(iii)the disclosure or use is required by judicial or administrative process or by other requirements of applicable Law or the rules of any Governmental Authority or is requested by a Governmental Authority having regulatory oversight over such Person (including, for the avoidance of doubt, as a result of a regulatory audit or requests or requirements from a bank examiner, regulatory authority or self-regulatory authority in the ordinary course of broad based examination or inspection not specific to the transaction contemplated by this Agreement);
(iv)the disclosure or use is required or is deemed reasonably required for the purpose of any potential or actual judicial or arbitration proceedings, including any such proceedings arising out of this Agreement;
(v)such information is or becomes publicly available (other than by breach of this Agreement or any other obligation of confidence by the Party seeking to disclose such information);
(vi)Disclosures to a Shareholder's investors, quotaholders, shareholders, directors, officers, employees, agents, attorneys, Affiliates and financial and professional advisors (in each case, to the extent such disclosure reasonably relates to the administration of the investment in the Company) who agree to hold confidential and refrain from using the Confidential Information substantially in accordance with the terms of this Section 2.1. For the avoidance of doubt, the exception hereunder shall cover disclosures by (a) the Majority Shareholders to the manager (gestor), administrator (administrador), custodian (custodiante) or quotaholders of the FIP; and (b) the Minority Shareholder to the shareholders of Bloomin Brands, Inc. and securities market; or
(vii)the other Party has given prior written approval to the disclosure or use.
2.1.2Compelled disclosures. If any Person restricted by this Section 2 is required by Law to disclose any Confidential Information (a “Compelled Party”), then such Person shall, to the extent permitted by Law, provide the Party owning the relevant Confidential Information with prompt written notice of such requirement so that such Party, Company or its Subsidiaries may seek (at the Compelled Party´s sole expense) an appropriate protective order or other remedy protecting the Confidential Information from such disclosure.
(i)notwithstanding anything herein to the contrary, if, failing the entry of a protective order or obtainment of such other remedy, such Compelled Party is advised by its counsel that such Compelled Party is compelled to disclose Confidential Information, such Compelled Party may disclose that portion of the Confidential Information that its counsel advises that such Compelled Party is strictly compelled to disclose.
(ii)in no event shall either of the Parties oppose Litigation to obtain an appropriate protective order or other remedy or reliable assurance that confidential treatment will be accorded to the Confidential Information.
2.1.3Confidentiality Term. The confidentiality obligations set forth in this Section 2 and its subsections shall survive for a term of three (3) years after: (i) the termination of this Agreement; or (ii) the date on which a Shareholder and/or its Affiliates (or any Person that becomes a shareholder of the Company in the future, subject to Section 10.3) ceases being a shareholder of the Company or is no longer a party to this Agreement, exclusively in relation to such Shareholder, whichever occurs latter.

3Scope of the Agreement
3.1Purpose
The purpose of this Agreement is to establish the general framework governing the relationship between the Parties as shareholders of the Company, and the principles set forth herein are the intent of the Parties and shall, at all times during the term of this Agreement, be complied with by the Parties. The Shareholders hereby agree to:
(i)exercise their respective votes at the General Shareholders’ Meetings of the Company;
(ii)cause the Company to exercise its vote at the General Shareholders’ Meetings of its Subsidiaries, if any; and
(iii)instruct their respective representatives in the management bodies of the Company and its Subsidiaries (if any), to the extent legally possible, to act in accordance with the provisions of this Agreement and in a manner that assures the ability to timely and adequately conduct the decision-making process in connection with the development of the Company’s Business in the best interest of the Company and pursuant to the terms hereof.

4Shares Subject to this Agreement; General Provisions
4.1Shares Subject to this Agreement
The following securities are subject to this Agreement:
(i)all shares representing the Company’s capital stock that are owned by the Shareholders, which shall include at least all of the common or otherwise voting Shares issued by the Company;
(ii)all shares (common or preferred) that may be owned by the Shareholders in the future, including upon subscription, option, purchase, bonus, split, reverse split and/or otherwise; and
(iii)securities, debentures and/or subscription warrants, debt instruments, founders’ shares (partes beneficiárias), or any other instruments that grant their holders, governance or economic rights on the Company, the right to subscribe for and/or to vote for, or consent to, resolutions pertaining to the Company and its Subsidiaries or which are subject to conversion into shares, subscribed or acquired by any of the

Shareholders during the term of effectiveness of this Agreement, as well as all rights and prerogatives related thereto, including options, warrants, preemptive or other rights or agreements, commitments or understandings of any kind, including rights of first refusal or first offer, to acquire or subscribe shares or other equity interests in or securities convertible into or exercisable or exchangeable for shares of or other equity interests or equity interest equivalent in the Company (“Shares”, or, individually, “Share”).
For the avoidance of doubt, the Managing Shareholders’ Equity shall be considered “Shares” but shall not be bound to this Agreement, provided, however, that the exercise of the rights and obligations of the Company and Shareholders under the Managing Shareholders’ Agreements shall be bound and subject to this Agreement.
4.2Capital Stock Ownership; No Liens
4.2.1Types of Shares. The Company’s capital stock is currently composed only by: (i) common voting shares with no par value with a single vote assigned to each share (“Common Shares”); and (ii) preferred shares with no par value and no voting rights issued to Managing Shareholders as the Managing Shareholders’ Equity.
4.2.2Capital stock as of the Execution Date. As of the date hereof, the capital stock of the Company is represented by: [***] Common Shares that are issued, fully subscribed and paid up, of which [***] are held by the Majority Shareholders and [***] are held by the Minority Shareholder; and (ii) [***] preferred shares with no par value and no voting rights, fully subscribed and partially paid up, held by the Managing Shareholders as the Managing Shareholders’ Equity.
4.2.3Ownership of the Shares. Each of the Shareholders hereby represents and warrants to the other Shareholder that, on the date hereof: (i) it has valid and good title to the Shares listed opposite to its name in the table in Whereas (O) above; and (ii) its Shares are free and clear of any and all Liens (whether judicial or extrajudicial), except for the Acquisition Debt Share Collateral or as otherwise provided under this Agreement.
4.3Validity and Enforceability
The Shareholders further represent and warrant that this Agreement has been freely and lawfully executed by such Shareholder and is a lawful and binding obligation undertaken by such Shareholder, enforceable in accordance with its terms, and that there is no existing, threatened or pending lawsuit, arbitration or administrative proceedings that may, in any way, whether directly or indirectly, affect and/or restrict the free exercise of the rights and prerogatives related to such Shareholders’ Shares.
4.4No other Shareholders Agreement
Except for the Managing Shareholders’ Agreements (which will be subject to Section 4.7), this Agreement constitutes the entire and exclusive agreement currently existing between the Shareholders ruling their relationship as shareholders of the Company and, indirectly, of the Subsidiaries (existing or future), replacing all and any other understandings or agreements, written or verbal, in regard to the subject matter hereof and thereof.
The Shareholders hereby covenant not to enter into any other shareholders’ agreement with regard to their respective equity interests held directly in the Company and/or indirectly in the Subsidiaries (existing or future) and the Company hereby covenants not to register any such additional shareholder agreement, provided, however, that the Company and the Shareholders shall be authorized to enter into new shareholders’ agreements (as well as to amend or terminate any shareholders’ agreements) with Managing Shareholders exclusively within the circumstances and under the conditions set forth in Section 4.7.
4.5Survival
If due to corporate restructurings or any other reason: (i) the Company’s Business ends up being carried out by an Entity other than the Company; or (ii) the Shareholders decide to Transfer their title to the Shares to another Entity or fund or otherwise end up holding Shares indirectly, the provisions of this Agreement shall apply, mutatis mutandis, to such new Entity or fund. In any such event, the Shareholders and the Company undertake to enter into additional shareholders’ agreements and to amend and restate any organizational documents of the relevant legal entities or funds to ensure that the terms and provisions hereunder shall apply to the furthest extent possible.
4.6Subsidiaries
4.6.1Applicability of this Agreement. All provisions of this Agreement applying to the Company shall equally be applicable to its Subsidiaries to the furthest extent possible. In view of the foregoing, to ensure to the greatest extent that the provisions of this Agreement shall be applicable to the Subsidiaries, the Company shall cause each of the Subsidiaries to amend its respective articles of incorporation, articles of association, bylaws, or any other similar documents governing a Subsidiary that is in force, as the case may be and except for the Managing Shareholder Agreements, in order to incorporate the provisions contained herein, especially governance provisions regarding the need of prior approval by the Company and/or any of its other Subsidiaries for certain matters, so as to ensure that the provisions of this Agreement shall be duly reflected, to the greatest extent possible, in all Subsidiaries’ governing documents. The Shareholders agree to take any and all measures necessary to ensure the applicability of such provisions to the Subsidiaries, including, without limitation, the filing of a copy hereof at their respective main offices, as provided under Section 13.6.
4.6.2Voting Rights. The Shareholders shall cause the Company to exercise its voting rights in its Subsidiaries always in accordance with this Agreement. Therefore, any matter that would be deemed to be a matter subject to approval by the Shareholders, Board of Directors or Committee, as the case may be, when it relates to a Subsidiary, shall be treated as a matter subject to the approvals required under this Agreement, and, therefore, before the Company exercises its voting rights in the Subsidiary, the matter shall be voted at the Board of Directors of the Company and receive the necessary approval.
4.7Exercise of Rights and Obligations by the Majority Shareholders
For all purposes of this Agreement, the Majority Shareholders shall be: (i) deemed a single and unified shareholder block and shall act and exercise their rights in a coordinated and consistent manner, including with respect to their votes at the General Shareholders’ Meeting and the votes cast by the members of the Board of Directors appointed by them; (ii) jointly and severally liable for the performance of all obligations arising hereunder, including the payment of the Option Price.
4.8Managing Shareholders’ Equity
As the sole exception to the Common Shares, OSRB will be entitled to issue preferred, non-voting preferred shares issued by OSRB as the Managing Shareholders’ Equity to Managing Shareholders that have undergone the relevant vetting and selection procedure organized and supervised by the Board of Directors. The Managing Shareholders shall be the sole owners of the preferred shares issued by the Company which, in turn, shall be subject to the corresponding Managing Shareholders’ Agreements, as set forth below:

4.8.1Conditions and requirements. All such Managing Shareholders’ Equity shall be subject to the following:
(i)Conditions for Local Partners. The Local Partners selected to subscribe or acquire non-voting preferred shares shall be required to enter into a shareholders’ agreement with the Shareholders parties to this Agreement (or enter into individual agreements which, in both cases, shall be compliant with Section 4.8.3 and collectively and individually referred to as “Local Partners Shareholders’ Agreements”).
(a)[***]
(b)The granting of any governance rights to Local Partners (other than to those set forth in the Bylaws and in this Agreement), shall require prior written approval from both Shareholders; the economic rights granted to Local Partners shall be defined in arm’s length conditions.
(c)The execution, amendment, or termination of any Local Partners Shareholders’ Agreement that is inconsistent with the past practices of the Company and the ordinary course of business shall be subject to the affirmative vote provided in the Section 6.3.10(iii) of this Agreement.
(ii)Conditions for Regional Partners. The Regional Partners selected to subscribe or acquire non-voting preferred shares shall be required to enter into a joinder Agreement to the Master Regional Partners Shareholders’ Agreement (or enter into individual agreements which, in both cases, shall be compliant with Section 4.8.2 and collectively and individually referred to as “Regional Partners Shareholders’ Agreements”).
(a)[***]
(b)The granting of any governance rights to Regional Partners (other than to those set forth in the Bylaws and in this Agreement), shall require prior written approval from both Shareholders; the economic rights granted to Regional Partners shall be defined in arm’s length conditions.
(c)The execution, amendment, or termination of any Regional Partners Shareholders’ Agreement that is inconsistent with the past practices of the Company and the ordinary course of business shall be subject to the affirmative vote provided in the Section 6.3.10(iii) of this Agreement.
(iii)Conditions for Executive Partners. The Executive Partners selected to subscribe or acquire non-voting preferred shares shall be required to enter into shareholders’ agreements (each a “Executive Partner Shareholders’ Agreement”) assigning to each Executive Partner a compensation, benefits dividends and obligations to be observed by the Executive Partners.
(a)The granting of any governance rights to Executive Partners (other than to those set forth in the Bylaws and in this Agreement), shall require prior written approval from both Shareholders; the economic rights granted to Executive Partners shall be defined in arm’s length conditions and be consistent with market practices.
(b)The execution, amendment, or termination of any Executive Partners Shareholders’ Agreement that is inconsistent with the past practices of the Company and the ordinary course of business shall be subject to the affirmative vote provided in Section 6.3.10(iii) of this Agreement.
4.8.2Related Parties. The Majority Shareholders shall not offer equity or admit as a Managing Shareholder any Person that is a Related Party to the Majority Shareholders and/or Vinci without the written consent from the Minority Shareholder (other than those persons that qualify as a related Party exclusively due to their relationship with the Company).
4.8.3Managing Shareholders’ Agreements. Both the Minority Shareholder and Majority Shareholders shall be Parties to the Managing Shareholders’ Agreements, so that in no circumstance will a Shareholder be authorized to enter into any agreement governing Shares without the participation or consent of the other Shareholder, it being understood that no Shareholder shall unjustifiably refrain from timely executing a Managing Shareholders’ Agreement that is in compliance with this Agreement.
(i)Content of the Managing Shareholders’ Agreements. Except as affirmatively consented with by both Shareholders, such Managing Shareholders’ Agreements shall at least provide the Majority Shareholders and Minority Shareholders and the Company buyout rights consistent with the subitems of this Section 4.8.3 and with Section 4.8.4.
(ii)Allocation of rights under the Managing Shareholders’ Agreements.
(a)The Company has priority in the attribution of rights provided in the Managing Shareholders’ Agreements (so that the Shareholders’ participation thereunder shall kept to the minimum items required to bind the Shares under the applicable law and enable the enforcement and application of its provisions). To the extent there is an overlap where a right is attributed to both the Shareholders and the Company, the Company shall be given priority in the exercise of such right.
(b)With regard to any right which cannot be attributed to the Company, the Managing Shareholders’ Agreements shall provide that both Shareholders shall be beneficiaries of such rights, provided that any economic rights to acquire Shares shall be allocated pro rata to the Common Shares held by the Majority Shareholders and the Minority Shareholder.
(iii)Appointment of the Shareholders as attorneys-in-fact of the Managing Shareholders. In any case which requires the Managing Shareholders to appoint the Shareholders as their attorneys-in-fact (including with regard to the powers to execute the documents pertaining to the exercise of buyout rights of the Managing Shareholders’ Equity) such appointment shall be made to both the Majority Shareholders and the Minority Shareholder and provide that any such authority will be exercised jointly and not severally.
4.8.4Buyout rights. Under the Managing Shareholders’ Agreements, the Managing Shareholders have granted/will be required to grant to the Company and Shareholders certain rights to repurchase the preferred shares held by the Managing Shareholders (“Buyout Rights”). In connection with such Buyout Rights:
(i)Without precluding other cases which the Company may deem appropriate to include in each grant, the Managing Shareholders’ Agreements shall provide for a call option pursuant to which the Company (or subsidiarily, the

Shareholders) shall have the right to acquire the shares held by the Managing Shareholder upon: (a) his/her death, physical or permanent mental incapacitation; (b) breach of the duties before the Company and/or the Shareholders, including breach of the Bylaws, policies and rules issued by the Company, the relevant Managing Shareholder’s Agreement and/or the Franchise Agreements;
(ii)the Shareholders shall ensure that the Company has the priority and directly exercises the Buyout Rights (without the need to resort to the Shareholders);
(iii)in the cases where the Company is not able to exercise the Buyout Rights, the Shareholders shall jointly exercise the Buyout Rights pro rata to their stakes in the Common Shares. If any Shareholder defaults or otherwise is unable to exercise such Buyout Rights, the other Shareholder shall be entitled to acquire Shares in excess of its pro rata stake, provided that (a) such Shares are cancelled pursuant to the next item; and (b) the defaulting or unavailable Shareholder shall reimburse the price, costs and expenses incurred by the Shareholder buying the Shares on its behalf; and
(iv)any and all Shares acquired by the Company or by the Shareholders shall be mandatorily cancelled at the first General Shareholders’ Meeting following their acquisition, provided that during the period that the Company or the Shareholders hold any preferred shares issued by the Company, they shall not be entitled to receive any economic rights related to them.
4.8.5Adjustments of existing agreements. The Shareholders acknowledge that some of the Managing Shareholders’ Agreements existing on the date hereof have been entered with Bold and/or Osaka, which rights and obligations will be attributed to the Shareholders as a result of the Merger, the Spin-Off and/or the Osaka Merger. The Shareholders shall endeavor to complete the formalization of the relevant amendments (or replacement agreements) to reflect the Merger, the Spin-Off and/or the Osaka Merger and the terms of this Section 4.7 as soon as possible. Until such adjustments are implemented, the Shareholders/Company shall exercise their rights under the agreements within the parameters set out in this Section 4.7. Exhibit 4.8.5 lists the Managing Shareholders’ Agreements in effect at the time of the execution of this Agreement.
4.8.6Acknowledgements. For clarification purposes, none of the foregoing shall be construed as precluding the Minority Shareholder’s affirmative vote right under Section 6.3.10(iii) nor the contents of this Section 4.7 shall be construed as an exhaustive list of what is or isn’t considered to be consistent with past practice and/or the Ordinary Course of Business.
5General Shareholders’ Meetings
5.1General Shareholders’ Meetings
The general shareholders meetings of the Company (“General Shareholders’ Meetings”) shall be: (i) ordinary, within [***] after the end of each fiscal year of the Company, to decide on matters set forth in article 132 of Brazilian Corporations Law; or (ii) extraordinary, whenever required by the business and pursuant to the Brazilian Corporations Law, the Bylaws and this Agreement. Each Common Share shall represent one (1) vote at a General Shareholders’ Meeting of the Company.
5.2Call Procedures
Notwithstanding the hypotheses provided in the Brazilian Corporations Law, the General

Shareholders’ Meetings shall be called by means of notices issued by any Shareholder or Director at least, with [***] in advance on first call, and with [***] in advance on second call, of the scheduled date of the General Shareholder Meeting. Call notices shall be published as set forth by the applicable Law, the Bylaws and this Agreement and delivered by notices under Section 13.4.
5.2.1Call notice requirements. Call notices shall contain at least: (i) information on the place, date and time the relevant General Shareholders’ Meeting shall be held and the detailed agenda (the inclusion of generic items, such as, “general matters of interest to the Company and its Subsidiaries” or “others”, are expressly forbidden); and (ii) as applicable, be accompanied by any document and/or information reasonably required for the Shareholders to evaluate the proposed resolutions and any materials prepared by the management in advance of such meeting. In the event that there is not a quorum in attendance at the first call of a General Shareholders’ Meeting, a new call notice shall be issued for the second call.
5.2.2Dismissal. Notwithstanding the formalities provided herein for convening General Shareholders’ Meetings, such meetings shall be considered duly called and convened if all Shareholders are present, pursuant to article 124, §4º, of Brazilian Corporations Law.
5.3Quorum
The General Shareholders’ Meetings will be installed, on first call, with the presence of the Majority Shareholders and the Minority Shareholder, and, on second call, with the presence of Shareholders holding any number of Shares of the Company’s capital stock.
5.4Chair and secretary
The General Shareholders’ Meetings shall be presided by the Chairperson of the Board of Directors or, in his/her absence, by any member of the Board of Directors or the Board of Officers (or, if no such members attend the meeting, any person among the present). The president of the meeting shall appoint the secretary of the General Shareholders’ Meeting.
5.5Attendance
The Shareholders may take part in any General Shareholders’ Meeting by videoconference or phone conference (in accordance with the applicable Law), provided, however, that all individuals participating in it can be clearly identified. Participation in a meeting by videoconference or phone conference shall be deemed as a valid attendance at the respective meeting.
In case of meeting by videoconference or teleconference: (a) if the meeting was not recorded, the Shareholder shall, based on the matters to be discussed, provide an executed copy of its vote, by letter or e-mail, to the Chairperson, on the date of the meeting, or even, by e-mail, with receipt of written evidence of delivery by the Chairperson, as a condition to the validity of the meeting and the resolutions; or (b) if the meeting was recorded, such recording demonstrating the vote casted by each Party shall be considered sufficient evidence.
5.6Majority
The resolutions of the General Shareholders’ Meeting shall depend on the affirmative vote of Shareholders representing simple majority of the voting capital stock (i.e., 50%+1 of the Company’s voting capital stock present on the General Shareholders’ Meeting) except for the matters subject to a more restrictive quorum under the Brazilian Corporations Law, the Bylaws and/or this Agreement (in particular the matters subject to the Minority Shareholder’s affirmative vote under Sections 5.6.1, 5.6.2, 5.6.3 and 5.6.4 – the “Shareholder Reserved Matters”).
5.6.1Qualified Matters – Intermediary Stake. As long as Minority Shareholder holds Shares representing at least [***] of Company’s issued and outstanding Common Shares (“Intermediary Stake”), the following matters shall be subject to Minority Shareholder’s affirmative vote:
(i)capital increases, implementation of any capital increase or injection of funds related to a Funding Call, issuance of any Shares or securities convertible into Shares, except: (a) if the Company or its Subsidiaries are in a situation of Financial Distress, provided that Section 9.3 is complied with; or (b) in relation to issuances of Managing Shareholders’ Equity strictly within the conditions set out in Section 4.7;
(ii)changes to the Company’s Business outside the business of full-service restaurant(s) that are focused on steakhouses, ribs and/or Italian restaurants or other concepts franchised from Affiliates of Bloomin, Inc., or to carry out any other business in addition to the Company’s Business that is not related or complementary to the business of full-service restaurant(s) that are focused on the foregoing;
(iii)corporate restructuring transactions involving the Company and Subsidiaries (i.e., merger of entities or merger of shares, spin-off, business combinations), except for the corporate restructurings involving only the Company and wholly owned Subsidiaries that do not admit any Third Party as shareholder, do not dilute the Minority Shareholder, and cumulatively do not involve or create tax liabilities to the Minority Shareholder, either under Brazilian or U.S. Laws. [***] and
(iv)creation or termination of statutory Committees and the creation, amendment or termination of statutory Committees’ internal policies.
5.6.2Qualified Matters – [***] Stake. As long as the Minority Shareholder holds Shares representing at least [***] of the Company’s issued and outstanding Common Shares, the entering into, terminating or otherwise materially amending the terms of an M&A Transaction shall be subject to Minority Shareholder’s affirmative vote.
5.6.3Qualified Matters - Minimum Stake. As long as the Minority Shareholder holds shares representing at least [***] of Company’s issued and outstanding Common Shares (“Minimum Stake”), the following matters shall be subject to Minority Shareholder’s affirmative vote:
(i)execution, amendment or termination of a joint venture agreement, investment agreement, partnership agreement, shareholders´ or quotaholders’ Agreement and limited liability company agreement or similar type of agreement (however named) involving a sharing of profits, losses, costs or liabilities, except for: (a) Managing Shareholders’ Agreements entered in strict compliance with Section 4.7; and (b) transactions that qualify as an M&A Transaction, which shall be subject to Section 5.6.2;
(ii)corporate restructuring transactions involving the Company and Subsidiaries (i.e., merger of entities or merger of shares, spin-off, business combinations), except for the corporate restructurings involving only the Company and wholly owned Subsidiaries that neither admit any Third Party as shareholder nor dilute the Minority Shareholder. [***];

(iii)change of powers, structure or number of members of the Board of Directors, the Board of officers or the corporate structure of the Company and its Subsidiaries (including the preferred shares owned by the Managing Shareholders);
(iv)changes to the annual global compensation of the members of the Board of Directors and Board of Officers that represents an increase that is at least [***] higher than the annual global compensation of the members of the Board of Directors and Board of Officers in the immediately preceding fiscal year (duly adjusted by the variation of the IPC-A);
(v)capital reductions (except for purposes of offsetting accumulated losses), issuance of preferred shares containing different economic or political rights, priority over shares or debt securities convertible into shares, acquisition or sale of securities held by the Company in treasury, or the grant of options, Liens and/or encumbrances over them, or other changes in the capital structure of the Company (except for purposes of transferring shares to beneficiaries of incentive plans approved by the Company);
(vi)amendments to by-laws or the organizational documents of the Company that conflicts with this Agreement or adversely affects Minority Shareholder’s rights hereunder;
(vii)appointment of Audit Firms other than [***];
(viii)initiation of a process to carry out an IPO other than a Qualified IPO in accordance with Section 10.11; and
(ix)license of Intellectual Property (not related to the brands set forth in the Franchise Agreement) owned or licensed to the Company or its Subsidiaries to a Third Party, which grants such Third Party the right to conduct the Business or any material part thereof, or assigning or transferring any material right to all or any of the revenue therefrom, it being understood that the foregoing will not supersede the restrictions set forth in the Franchise Agreement.
5.6.4Qualified Matters – Shareholder Matters. As long as the Minority Shareholder holds Shares, the following matters shall be subject to [***]:
(i)creation of shares with different voting or economic rights, securities or rights to acquire any securities of any type creation of new classes of shares of the Company or its Subsidiaries or conversion of an existing class of shares other than (a) Common Shares compliant with Section 4.2.1; or (b) non-voting preferred shares issued or Transferred to Managing Shareholders as Managing Shareholders’ Equity in strict compliance with Section 4.7;
(ii)corporate restructuring transactions involving the Company and Subsidiaries (i.e., merger of entities or merger of shares, spin-off, business combinations) that involve or create tax liabilities to the Minority Shareholder, either under Brazilian or U.S. Laws;
(iii)changes to the Distribution Policy and any distributions to the Shareholders other than pro-rata to their shareholding participation in the Company other than in accordance with the Distribution Policy;
(iv)changes to the Company’s Business outside the food services business or ancillary activities directly related to the food services business.

(v)requests of bankruptcy, judicial or extrajudicial recovery of the Company or any Subsidiary; and
(vi)liquidation, dissolution (formal or silent) or interruption of the Company’s Business.
5.6.5Subsidiaries. For the purpose of clarity, in line with Section 5.6 above, the Shareholders Reserved Matters with regard to the Company shall also be extended to its Subsidiaries, as applicable.
5.6.6Conflict of Interest. In any case, a Shareholder with conflict of interest, as provided for in article 115 of the Brazilian Corporation Law, shall not participate, and shall abstain from voting, in the approval of the respective resolution. The non-conflicted Shareholder(s) shall make its decision in the best interest of the Company, provided, however, that the following has been observed:
(i)In case of a potential conflict of interest of any Shareholder, the senior executives of the Shareholders shall enter into good faith negotiations to try to reach a mutually satisfactory resolution involving the relevant matter. For the avoidance of doubt, any Shareholder may make such referral of conflict to the other Shareholders.
(ii)If the negotiation among senior executives of the Shareholders results in an agreement of the Shareholders as to the conflicted matter, such agreement shall be binding on the Company.
(iii)If the senior executives of both Shareholders are unable to reach a mutually satisfactory resolution of the relevant conflict of interest within [***], then the conflicted matter shall be resolved by the General Shareholders’ Meeting pursuant to this Agreement and organizational documents of the Company without participation of the conflicted Shareholder.

6Management of the Company
6.1Management
The Company shall be managed by a Board of Directors (Conselho de Administração) and a Board of Officers (Diretoria), whose members shall be elected and appointed pursuant to this Agreement, each with the duties and responsibilities as set forth by the Bylaws, this Agreement and the Brazilian Corporations Law.
6.2Management Compensation
6.2.1Compensation – Board of Officers. The overall compensation of the members of the Board of Officers shall be split among its members as approved by the Board of Directors.
6.2.2Compensation – Board of Directors. The members of the Board of Directors appointed by the Shareholders [***].
6.2.3Reimbursement of Expenses. The documented reasonable hotel and travel expenses incurred by Officers and Directors shall be borne or otherwise reimbursed by the Company, provided, however, that such hotel and travel expenses shall be subject to the provisions of the Annual Budget. Any amounts related to hotel and travel expenses which exceed the ones established in the Annual Budget shall be subject to the Shareholders’ prior approval.
6.3Board of Directors

6.3.1Composition. The Board of Directors shall be composed of, at least, [***] members and, at most, [***] members with a unified [***] term in office, reelection being permitted. Shareholders may elect alternate members at their sole discretion and observed the appointment provisions set forth in Section 6.3 below. The number of members of the Company’s Board of Directors shall be defined yearly by the Shareholders when electing its members, always being an odd number.
6.3.2Appointment. The Shareholders shall have a pro rata right (considering that decimals will be disregarded), pursuant to their equity holding on the Company, to appoint and elect Directors, provided that the Minority Shareholder shall be entitled to appoint and remove at least one (1) Director while holder of at least the Minimum Stake.
6.3.3Chairperson. The chairperson of the Board of Directors (“Chairperson”) shall be elected by the Majority Shareholders and the Vice-Chairperson shall be elected by the Minority Shareholder (as long as the Minority Shareholder holds at least the Minimum Stake). The Chairperson and Vice-Chairperson shall have no right to decide in the event of a tie with regard to any matter subject to the Board of Directors (voto de minerva).
6.3.4Appointment by multiple vote system (voto múltiplo). It is hereby agreed that no Shareholder holding more than the Minimum Stake shall request the adoption by the Company of the multiple vote system (voto múltiplo) set forth in article 141 of the Brazilian Corporations Law for election of the members of the Board of Directors.
6.3.5Permanent Vacancy. Any permanent vacancy of any position of the Board of Directors shall be filled by the respective alternate or, in the absence of a pre-elected alternate, by an individual to be indicated by the same Shareholder that has previously appointed the vacant Director(s). The appointment of the substitute shall be made no later than thirty (30) days following the respective vacancy by the Board of Directors. The appointed substitute shall hold office during the remaining term of the replaced Director, observed the provisions of Section 6.6 below.
6.3.6Board of Directors Meetings. The Board of Directors shall hold a number of general meetings (“Board of Directors Meetings”) throughout the year to be agreed in the first meeting to occur each year, and extraordinary meetings at any time as deemed necessary. The Chairperson may dismiss, up to [***] before a Board of Directors Meeting, such meeting if there are no resolutions to be taken or approved by the Board of Directors, except if any Director requests the maintenance of such Board of Directors Meetings to the Chairperson within [***] of the notice of dismissal.
(i)Authority to call. The Board of Directors Meetings may be called by the Chairperson or by any other member of the Board of Directors, by written call notice sent to the other Directors, issued as per Sections 6.3.6(ii) and 13.4 below.
(ii)Call notices. Except in the event of dismissal set forth in Section 6.3.6 above, the Board of Directors Meetings shall be called, on first call, at least [***] in advance of such meeting. In the event a duly called meeting of the Board of Directors is not installed on first (1st) call, a second (2nd) call shall be made [***] in advance of such meeting. Call notices shall contain at least: (a) information on the place, date and time the relevant meeting shall be held and the detailed agenda (the inclusion of generic items, such as, "general matters of interest to the Company and its Subsidiaries" or "others", are expressly forbidden); and (b) as applicable, be accompanied by any document reasonably required for the Directors to evaluate the proposed resolutions and any materials prepared by the executive officers in advance of such meeting. In the event that there is not a quorum in attendance at a first call of a Board of Directors’ Meeting, a new call notice shall be issued for the second call.
(iii)Dismissal. Notwithstanding the formalities provided herein for convening Board of Directors’ Meetings, such meetings shall be considered duly called and convened if all Directors are present.
(iv)Quorum. The meetings of the Board of Directors shall only be installed, on (a) first (1st) call, with the presence of at least [***] appointed by the Majority Shareholders and at least [***] appointed by the Minority Shareholder (as long as such appointment has been made under the terms of this Agreement) and, on a (b) second (2nd) call, with the presence of any number of its members.
(v)Resolutions. A Board of Directors Meeting may be dismissed in the event all Directors agree, by unanimous decision, on the matter, by execution of a signed written resolution.
(vi)Support by the Officers. At any Board of Directors Meeting, whether ordinary or extraordinary, the Directors shall be free to question the Board of Officers on any matter relating to the Company, its Subsidiaries and their activities, and the Officers are required to adequately answer and to present, if applicable, the supporting documentation.
(vii)Venue. Subject to the provisions of Section 6.3.6(viii) below, the meetings of the Board of Directors shall be held at the Company’s principal place of business, or at any other place deemed appropriate and mutually agreed in writing by the totality of the members of the Board of Directors.
(viii)Attendance. The members of the Board of Directors may take part in any Board of Directors Meeting by videoconference or phone conference, provided, however, all Persons participating in it can be clearly identified. Participation in a meeting by videoconference or phone conference shall be deemed as a valid attendance at the respective meeting. In this case, the meeting shall be deemed taken place where the Chairperson of the Board of Directors is. In case of meeting by videoconference or teleconference: (a) if the meeting was not recorded, the member of the Board of Directors shall, based on the matters to be discussed (and to the extent the meeting is not being recorded), provide an executed copy of their vote, by letter or e-mail, to the Chairperson of the Board of the Directors, on the date of the meeting, or even, by e-mail, with receipt of written evidence of delivery by the Chairperson, as a condition to the validity of the meeting and the resolutions; or (b) if the meeting was recorded, such recording demonstrating the vote casted by each member of the Board of Directors shall be considered sufficient evidence.
6.3.7Attributions of the Board of Directors. The Board of Directors' primary duty is to oversee, control and supervise the business of the Company and its Subsidiaries, as well as the performance of the Board of Officers.
6.3.8Majority. Resolutions passed at any Board of Directors’ meeting shall require the affirmative vote of Directors representing [***], except for the matters subject to a more restrictive quorum under the Brazilian Corporations Law, the Bylaws and/or this Agreement (in particular the matters subject to the affirmative vote of the Director appointed by the Minority Shareholder under Sections 6.3.9 and 6.3.10 – the “Board

Reserved Matters” and, collectively with the Shareholder Reserved Matters, the “Reserved Matters”).
6.3.9Qualified Matters - Intermediary Stake. [***]:
(i)capital increases within the limits of the authorized capital, except: (a) for a capital increase required to be implemented in the context of implementation of a Qualified IPO in accordance with Section 10.11; (b) if the Company or its Subsidiaries are in a situation of Financial Distress, provided that Section 9.3 is complied with; or (c) in relation to issuances of non-voting preferred shares to Managing Shareholders as Managing Shareholders’ Equity in strict compliance with Section 4.7;
(ii)approval or amendment to the Annual Budget and/or the Business Plan;
(iii)execution, amendment or termination of agreements related to suppliers outside the ordinary course of business or otherwise involving an amount in excess of [***] in a consecutive twelve (12)-month period, in a sole transaction or in several related transactions;
(iv)transactions or agreements for the disposal, sale, lease or other disposition or creation of Liens over material business or asset(s) involving an amount in excess of [***] (in a sole transaction or in several related transactions);
(v)creation, amendment and/or termination of incentive plans to the Target Entities’ staffing and grants thereunder, excluding (a) spot bonuses or one-time extraordinary premiums (premiações extraordinárias) awarded to employees that are not Directors, Officers and/or Managing Shareholders; or (b) profit sharing - participação nos lucros e resultados - PLR;
(vi)execution, amendment or termination of agreements that purports to, directly or indirectly, (a) restrict the Company from engaging in any business or activity anywhere in the territory of the Federative Republic of Brazil, and (b) to restrict the Company from competing with any other Person, or which contains any non-compete, exclusivity and/or non-solicitation obligations, including by limiting individuals who may be solicited for employment or employed by the Company;
(vii)execution, amendment or termination of agreement that is in the nature of structured financing or other types of agreements providing off-balance sheet financing;
(viii)amendment or termination of transactions with Related Parties of the Shareholders or their respective Affiliates, subject to Section 6.3.13 below, and except for the intercompany loans to Osaka pursuant to Section 11.7;
(ix)assumption of Indebtedness while the Leverage Ratio is above the Leverage Cap, pursuant to Section 9.2 or assumption of Indebtedness outside the parameters authorized by the Leverage Policy set out in Section 9;
(x)creation or termination of non-statutory Committees and the creation, amendment or termination of non-statutory Committees’ internal policies; and
(xi)opening of new restaurants under different brands than those developed by the Company or its Subsidiaries as of the date hereof (including through M&A Transactions or franchise agreements), other than as set forth in the Business Plan or in the Annual Budget.

6.3.10Qualified Matters - Minimum Stake. [***]:
(i)commencement of any litigation or arbitration proceedings instituting claims against any Third Party where such claim could reasonably be expected to exceed an amount of [***] or entering into of any settlement in connection with a or settlement of a litigation or arbitration involving an amount [***];
(ii)execution, amendment or termination of agreement that is a warranty, guarantee or similar undertaking to the benefit of any Person other than the Company and its Subsidiaries with respect to the payment or performance;
(iii)execution, amendment or termination of agreement with Managing Shareholders or otherwise changing the structure used to engage the individuals responsible for the management, coordination, operation and functioning of the restaurant operated by the Company and its Subsidiaries (it being understood the entering into, termination or amendment of Managing Shareholders’ Agreements consistent with past practice and the Ordinary Course of Business will not be subject to the affirmative vote hereunder);
(iv)amount and format of the compensation assigned to Directors (without prejudice to Section 6.2.2); and
(v)execution, amendment or termination of a license of Intellectual Property owned by a Third Party concerning the Business or any material part thereof and/or a franchise agreement having the Company or Subsidiaries as franchisees (or master franchisees) (other than the Franchise Agreements).
6.3.11IPCA Adjustment. The thresholds expressed in Reais above shall be updated at the end of each fiscal year by the positive variation of the IPCA in the entire fiscal year in question, or another index with similar base that may replace it.
6.3.12Subsidiaries. For the purpose of clarity, in line with Section 4.6 above, the Board Reserved Matters with regard to the Company shall also be extended to its Subsidiaries, as applicable.
6.3.13Conflict of Interest. The provisions of Section 5.6.6 of this Agreement shall apply, mutatis mutandis, to the Directors.
6.3.14M&A Transactions. In case an M&A Transaction is proposed and the Minority Shareholder holds one or more affirmative voting rights in connection with such transaction, the Company (via its Officers) shall present to the Board of Directors the proposed M&A Transaction with a reasonable level of detail regarding its main terms and conditions, such as the price to be paid, payment structures, representation and warranties and indemnification structures, collaterals, ancillary agreements, restrictive covenants (including the application of non-compete, non-solicit or similar provisions) and other material items. In case the proposed M&A Transaction is duly approved by the Minority Shareholder, the transaction as a whole will be considered approved, so that the affirmative vote from the Minority Shareholder will not be required multiple times with respect to each aspect of the M&A Transaction that fulfills one or more of the Reserved Matters, as long as the main terms and conditions presented to the Board of Directors have not changed.
6.4Committees
The Board of Directors may, at its sole discretion, create, designate and terminate any consulting committees, with or without deliberative powers, to assist the Board of Directors (“Committees”) and to determine their duties, responsibilities, activities and composition, provided, that the Committees, their resolutions and their members shall be subject to the same rules and procedures applicable to the Board of Directors.
6.4.1Appointment of members. The Board of Directors shall elect the members of the Committees pursuant to the provisions of Section 6.3.2, provided, however, that, in case of the Audit Committee, its members shall be appointed pursuant to the provisions of Section 6.4.2. The members of the Committees may or may not be members of the Board of Directors (but shall be bound to the same fiduciary duties applicable to board members), and said members will be responsible for implementing, monitoring, assisting, controlling and supervising the policies and procedures of the Company in respect of the matters determined by the Board of Directors, as well as for assisting the Board of Directors with the preparation of analysis and suggestions concerning the matters requested by any of the its members, as per the internal charter (regimento interno) of each Committee approved by the Board of Directors (which approval and amendments shall be subject to the affirmative vote of the Director appointed by the Minority Shareholder) together with the creation of the Committee and election of its members.
6.4.2Audit Committee. The Company shall have an audit committee that shall be implemented by the date that is [***] from the execution date of this Agreement (“Audit Committee”).
(i)Responsibilities. The Audit Committee shall be responsible for assisting the Board of Directors in overseeing: (a) the integrity of the Company’s financial statements; (b) the effectiveness of the Company’s internal control over financial reporting; (c) the Company’s compliance with legal and regulatory requirements; and (d) the Audit Firm’s qualifications and independence. The Audit Committee shall have advisory functions only and not be vested with any decision-making authority.
(ii)Composition. The Audit Committee shall be composed of [***] members able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow, of which: (a) [***] shall be appointed by the Shareholders by mutual consent (as long as the Minority Shareholder holds at least the Minimum Stake), being such members not entitled to any compensation; and (b) the [***] shall be independent, with expertise on audit/accounting matters, and appointed by the decision of the majority of the Board of Directors. If the Minority Shareholder ceases to hold the Minimum Stake, then [***] of the Audit Committee shall be appointed by the Board of Directors, and the [***] shall be independent. The Board of Directors shall designate one member of the Audit Committee as chairman.
(iii)Meetings. The Audit Committee shall meet at least quarterly or more frequently as circumstances require. Following each meeting, the Audit Committee shall report on the meeting to the Board of Directors, including a description of all actions taken by the Committee at the meeting. The Audit Committee shall keep written minutes of its meetings. The Audit Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Audit Committee, attend any meeting of the Committee to provide such information or meet with any members of, or consultants to, the Audit Committee.
6.5Board of Officers

6.5.1Composition. The Board of Officers shall be a non-deliberative and non-collegiate body, composed of at least [***] officers (“Officers”), being [***], if any, with no specific designation or the designation the Board of Directors may attribute to them at the relevant appointment, each with a one (1) year term in office, reelection being permitted. All Officers shall have the functions assigned to them in the Bylaws.
6.5.2Requirements. In addition to the requirements set out in Section 6.6, the Officers shall be appointed pursuant to technical and professional competence criteria, consistent with the activities to be performed and the required levels of technical knowledge. The Officers shall have experience and knowledge of the relevant market and in conducting the activities under his/her responsibility while managing the Company.
6.5.3Appointment. Officers shall be selected from market professionals through selection processes conducted via headhunter or specialized firms hired by the Company, being both Shareholders allowed to recommend candidates, participate and collaborate on the hiring process and interview the candidates. [***].
6.5.4Representation of the Company. The Company shall be represented as follows: (i) jointly, by any two (2) Officers; or (ii) by one (1) Officer jointly with one (1) attorney-in-fact whose powers were granted as provided in Section 6.5.4 below; or (iii) by one (1) attorney-in-fact whose powers are granted as provided in Section 6.5.4 exclusively with respect to ad judicia powers of attorney or for the representation to present testimony, as a representative in litigation contexts (preposto) or otherwise. Powers of attorney shall be granted by the Company through the signature of two (2) Officers and it shall always specify the powers granted, and shall be valid for a maximum term of one (1) year, except for ad judicia power of attorneys, which can be valid for an indefinite term.
6.5.5Compensation of Officers and Key Personnel. The Officers and senior management of the Company and its Subsidiaries shall be entitled, initially, to a compensation package including a fixed monthly remuneration, a variable periodic cash bonus based on the achievement of certain targets. Promptly following the execution of this Agreement the Parties shall jointly structure and endeavor to implement a long term incentive plan acceptable to both Parties.
6.6Common Provisions for Managers
6.6.1Impairments. No individual that participates or is connected with, directly or indirectly (including as an investor, manager, executive, employee, consultant or representative) to a Prohibited Transferee may be elected to the Board of Directors, Board of Officers or Committees, except if approved by all Shareholders in a General Shareholders’ Meeting.
6.6.2Condition to Hold Position as Board Member. The Shareholders undertake to always appoint to the positions of the Board of Directors and Board of Officers duly qualified individuals of undisputed reputation and character, in a way to assure that such member shall fully comply with the terms and conditions of this Agreement and the provisions of applicable Law.
6.6.3Replacement in case of Dismissal or Resignation or Permanent Impediment.
(i)The Shareholders entitled to appoint a member of the Board of Directors or Board of Officers may replace such member appointed by it at any time and from time to time, at their sole discretion.
(ii)The Majority Shareholders shall have the right to remove the Officer appointed by the Minority Shareholder, as long as the removal is supported by a bona fide justification made in writing and necessarily based on a material non-fulfilment of his/hers duties or consistent subpar performance, in which case the Minority Shareholder (as long as it holds the Minimum Stake) shall have the right to appoint the substitute of such Officer.
(iii)In the event that any member of the Board of Directors or Board of Officers shall, for any reason, cease, temporarily or definitively, to serve as member of such Board during his/her term of office, the resulting vacancy shall be filled by a representative designated by the Shareholder that appointed the member being replaced, provided, however, that, in case of the Minority Shareholder, it still holds at least the Minimum Stake.
6.6.4Removal for Cause. Any Shareholder may request the removal of any of the members of the Board of Directors or Board of Officers if such member: (i) is convicted in any lawsuit discussing any crime or act involving fraud or any larceny (estelionato) or embezzlement (apropriação indébita) or other acts of moral turpitude subject to criminal sanctions; (ii) is convicted in any lawsuit, arbitration procedure or publicly known discussion for mismanagement or for breaching any of the duties provided for in articles 153 to 156 of the Brazilian Corporations Law; (iii) is convicted in any lawsuit discussing any crime that is unrelated to his/her role as an member of the Board of Directors or Board of Officers which may adversely affect such Director/Officer’s ability to continue performing his/her duties. The Director/Officer who is removed in accordance with this Section 6.6.4 is no longer eligible and thus shall not be elected as Director/Officer of the Company or its Subsidiaries. In such case the Shareholder which appointed the respective member of the Board of Directors or Board of Officers shall have the right to appoint the substitute.
6.7Voting at Subsidiaries’ Level
The exercise of voting rights by the Company or its Subsidiaries (or by directors appointed by the Company or any Subsidiary) in general shareholders/quotaholders meetings or board of directors meetings of any Subsidiary (each, a “Relevant Meeting”) with respect to any matter (including Reserved Matters), shall always observe and respect the decisions previously taken by the General Shareholders’ Meeting or Board of Directors Meeting at the Company level with respect to such matter. The chairperson and secretary of any Relevant Meeting shall refrain to register any vote in such Relevant Meeting with respect to any matter that is not in accordance with the decision previously taken by the General Shareholders’ Meeting or Board of Directors’ meeting at the Company level with respect to said matter.
7Business Plan and Annual Budget
7.1Business Plan and Annual Budget
The Company shall have at all times a Business Plan and an Annual Budget in place, which shall each be revised, adjusted and detailed on an annual basis by the Board of Directors based on specific market and economic conditions existing at the time of such reviews, provided, however, that the first Business Plan and Annual Budget shall be prepared and approved by the Board of Directors within sixty (60) days from the date hereof.
7.2Reviews and updates
No later than [***] of each fiscal year the Board of Officers shall present to the Board of Directors a proposal for the Annual Budget for the subsequent fiscal year (and, as applicable, any amendment or update it deems necessary to the Business Plan) to be approved until [***].

If the Board of Directors does not timely approve the Annual Budget and/or the Business Plan for the subsequent fiscal year, then: (i) the prior Business Plan shall continue to apply (using the same assumption for inflations provided therein); and/or (ii) the Annual Budget in place shall be kept (as adjusted by inflation – IPCA), provided, however, that, in any case, any Shareholder will be entitled to resort to the dispute resolution mechanism provided for in Section 13.19 below.
8Distribution policy
8.1Net profits available for distribution
The Shareholders hereby agree that the Company’s distribution policy (the “Distribution Policy”) shall protect the responsible growth of the Company and ensure that the funding principles set out in the Leverage Policy are observed (in particular those set out in Section 9.1), so that any distribution to the Shareholders are made in compliance with Law and with the below:
(i)Upon the examination and approval of the financial statements for the relevant fiscal year of the Company, it shall be first deducted from the net profits of the Company during the previous fiscal year:
(a)any and all amounts required to be retained, withheld or otherwise provisioned by the Company in its accounting records, all in accordance with the Brazilian Corporations Law and the Accounting Principles;
(b)all Cash required by the Company to: (I) perform the Annual Budget for the then current fiscal year and the Development Plan set out in the Franchise Agreements; (II) preserve the Leverage Ratio below the Leverage Cap; and (III) comply with the restrictions and covenants to which the Company may be bound, including financing agreements;
(c)all Cash required by the Company to properly develop and seek all business opportunities and growth initiatives included in the then current Business Plan or otherwise proposed to and approved by the Board of Directors until the date of the approval of the relevant distribution; and
(d)all Cash required by the Company to pay the dividends that are due to comply with the Company’s obligations under the Managing Shareholders’ Equity.
(ii)The Company’s minimum mandatory dividend (for the purposes of article 202 of the Brazilian Corporations Law) shall be [***] of the net earnings available for distributions; but Shareholders shall be free to distribute any net profits left after the deductions set out in Section 8.1(i) up the amount that would cause the Leverage Ratio to be [***] below the Leverage Cap. Notwithstanding the foregoing, no Distributions shall be allowed for as long as any of the Company or its Subsidiaries are in default of payment obligations under the Franchise Agreements.
(iii)The restrictions set forth in this Agreement regarding the payment of dividends do not apply to the dividends owed to Managing Shareholders under the Managing Shareholders’ Equity, provided that such distributions comply with this Agreement.
8.2Leverage Cap restrictions
Except in relation to the set forth in Section 8.1(iii) above, under no circumstances shall any dividend distribution result in the Company's Indebtedness exceeding the distribution cap set out in Section 8.1(ii) or the Company and/or Subsidiaries breaching any covenants set forth in Indebtedness contracts. Furthermore, if the Company's Indebtedness is already at or above the Leverage Cap, the Company shall be prohibited from making any dividend distributions (unless if approved by all Shareholders or in relation to the set forth in Section 8.1(iii) above) until the Indebtedness has been reduced to below the Leverage Cap.
9Leverage Policy
9.1General Principle
As a general rule and principle, the Company and its Subsidiaries should aim to be self-sufficient and capable of financing its activities on a standalone basis (under the parameters set forth in the Leverage Policy), so that the Shareholders:
(i)shall not be required to: (a) make further capital contributions to the Company or its Subsidiaries; (b) provide any funding to the Company or its Subsidiaries, whether in the form of equity or debt, by way of subscription for further shares or by way of loans or subscription for loan notes or otherwise; or (c) offer any collateral (including Shares and/or securities of the Company or its Subsidiaries) or provide any guarantee on behalf of or for the benefit of the Company or its Subsidiaries;
(ii)shall cause the Company and its Subsidiaries to use their best efforts to obtain external financing without the support of the Shareholders (including with regard to personal or corporate recourse, collateral or guarantees) in order to satisfy their funding requirements;
(iii)shall cause the Company and its Subsidiaries to use their best efforts to use as collateral assets of the Company or its Subsidiaries, such as receivables, to guarantee Company’s or Subsidiary’s indebtedness; and
(iv)agree that, except for the Acquisition Debt or as otherwise consented with by the Minority Shareholder, any Indebtedness contracted by the Company and/or its Subsidiaries shall necessarily be allocated to fund the businesses and operations of the Company (i.e., not for the payment of Distributions or other unrelated uses).
9.2Leverage Ratio and Leverage Cap
9.2.1Determination of the Leverage Ratio. The Shareholders agree that the management of the Company shall not be allowed to have the ratio of Net Debt / EBITDA (the “Leverage Ratio”) of the Company and its Subsidiaries to exceed the Leverage Cap. The Leverage Ratio shall be assessed at least (i) based on the most recent quarterly financial statements of the Company (on a consolidated basis): on a quarterly basis by the Executive Officers, and (ii) based on the consolidated annual audited financial statements of the Company at every annual General Shareholders’ meeting of the Company. For the avoidance of doubt, the determination of the Leverage Ratio shall consider and include the Acquisition Debt as the Indebtedness of the Company (as from the date of implementation of the Debt Pushdown).
9.2.2Leverage Ratio above the Leverage Cap. If a verification of the Leverage Ratio concludes that the Leverage Ratio exceeds the Leverage Cap, then:
(i)the Company and its Subsidiaries shall (unless approved by the Board of Directors with the affirmative vote of the Minority Shareholder) and until the Leverage Ratio is below the Leverage Cap, be prevented from: (a) incurring in additional Indebtedness or otherwise refinancing or amending the terms of existing Indebtedness in terms less favorable to the Company or its Subsidiaries; and (b) approving or making any distributions to the Shareholders, even if such distributions comply with the conditions set forth in the dividend policy as per Section 8; and

(ii)the Shareholders shall cause the management of the Company and its Subsidiaries to take reasonable actions and endeavor to reduce their Leverage Ratio, as applicable.
9.3Funding from the Shareholders
In case the Board of Directors determines that the Company or its Subsidiaries need additional funding from the Shareholders, the Board of Directors may call for additional funding and notify the Shareholders explaining, with a reasonable level of detail, at least the amount needed, pricing of the capital increase, and the proposed use of proceeds (“Funding Call”).
With regard to the funding of the Company: (i) unless otherwise consented with by both Shareholders, no Funding Call shall be issued if the Leverage Ratio has not reached the Leverage Cap; (ii) if the Company’s Leverage Ratio has reached or exceeded the Leverage Cap, then a Funding Call may be issued but the approval of a capital increase (or other form of injection of funds related to such Funding Call) shall be subject to the Minority Shareholder’s affirmative vote as long as it holds Shares representing more than the Minimum Stake.
9.3.1Procedures for a Funding Call if the Company is not under a Financial Distress. With respect to a Funding Call outside the context of Financial Distress, the following procedures shall be observed:
(i)Before a Funding Call, the Company (through its Officers) shall use its best efforts to obtain proposals from Third-Party financiers for the potential contracting of additional Indebtedness and shall present those proposals to the Board of Directors.
(ii)In the event that such proposed additional Indebtedness is approved by the Board of Directors, the Company shall move forward and conclude the transaction to contract the chosen additional Indebtedness. For the avoidance of doubt, the contracting of this Indebtedness shall be subject to compliance with the Leverage Policy hereunder, so that any non-compliance Indebtedness will require the affirmative vote of the Minority Shareholder (directly of by means of its Director appointed).
(iii)In the event that such proposed additional Indebtedness is rejected by the Board of Directors (including in case the affirmative vote of the Director appointed by the Minority Shareholder is not obtained), or in case the Company does not have success in finding suitable proposals for additional Indebtedness in the market, then the Board of Directors shall have the right to call a Board of Directors Meeting or a General Shareholders’ Meeting, as the case may be, that will on vote a proposed capital increase in the Company to be subscribed and paid in by the Shareholders, pro rata to their equity stake in the Company, it being understood that (except in the case of capital raises to cure a Financial Distress), no Shareholder shall be required to approve, consent, subscribe, approve or otherwise have its equity stake be diluted as a result of a Funding Call that has not been affirmatively approved by such Shareholder.
9.3.2Financial Distress. The Company and/or its Subsidiaries will be deemed to be in financial distress if (“Financial Distress”): [***] In case of a capital increase if the Company or its Subsidiaries are in Financial Distress (which shall not be subject to Minority Shareholders approval right), (i) a Funding Call shall be issued pursuant to the proceedings of Section 9.3 (caput); and

(ii) the price per share shall be determined by an average of valuations to be performed by two (2) different independent appraisers with reputable experience on the market to be hired by the Company (one chosen by the Majority Shareholders and one by the Minority Shareholder), which shall use as a the main criteria for the valuation the provisions of article 170, §1º, I of Brazilian Corporations Law.
9.4Preemptive Rights
During the effectiveness of this Agreement, the Shareholders shall have the preemptive right to subscribe and acquire a pro rata share (in the proportion of their respective equity interests in the Company’s capital stock at the time that the relevant increase of the Company’s capital stock is approved) of any new issuances of Shares, including any securities or rights convertible into, exchangeable or exercisable for shares of the Company, issued by the Company after the date hereof, as provided in article 171 of the Brazilian Corporations Law (“Preemptive Right”).
9.4.1Cooperation. The Company and the Shareholders agree to take all necessary measures to allow the exercise of the Preemptive Rights by the Shareholders, provided, however, that, if any Shareholder, after being duly notified in writing by the Company with regards to an intended issuance of any number of Shares, does not answer in writing formalizing its intention to exercise its Preemptive Right within thirty (30) days of receiving such notice, the Preemptive Right shall be deemed automatically waived for that particular issuance (and only for that issuance), without prejudice to the additional formalities set forth in the Brazilian Corporations Law.
9.4.2Exception. The Preemptive Right shall not apply to the issuance of non-voting preferred share to the Managing Shareholders as Managing Shareholders’ Equity in strict compliance with Section 4.7.
10General Rules and Restrictions on the Transfer of Shares and Rights Attached to Shares
10.1General Restrictions on Transfers
The Shareholders undertake not to Transfer and/or create any Liens over their Shares without observing the provisions of this Agreement and, if carried out in violation of the provisions of this Agreement:
(i)shall be null and void, and the management of the Company shall not record any such Transfer of Shares on the Company's books, nor will it recognize the purported Transferee as a Shareholder;
(ii)any distributions, dividends, interest on net equity (juros sobre o capital próprio) or payments of any nature credited or attributed to, or with respect to, such Shares shall be withheld by the Company until reversion of the unauthorized Transfer;
(iii)the purported Transferee and Transferor shall not have the right to vote such Shares;
(iv)the purported Transferee shall not subrogate in any rights of the Transferor under this Agreement but shall be subject to any and all obligations thereof jointly with the Transferor; and
(v)the representatives of the purported Transferor and/or purported Transferee in the Board of Directors shall not have the right to vote on Board of Directors’ Meetings.
10.2Indirect Transfers
For the avoidance of doubt, indirect Transfers of Shares shall be considered and treated as direct Transfers of Shares for the purposes of this Agreement (and, therefore, subject to the restrictions of this Agreement). For the avoidance of doubt, (a) the direct or indirect transfer of quotas by or among the existing or new quotaholders of the FIP or the issuance of new quotas of FIP to existing or new quotaholders of the FIP, which is also the ultimate owner of Naoshima; (b) the direct or indirect transfer of or the issuance of new shares issued by Naoshima; and (c) the direct or indirect transfer of shares or issuance of new shares to existing or new shareholders above the level of Bloomin Brands, Inc., shall not be subject to the restrictions of this Agreement.
10.3Permitted Transfers
The restrictions set forth in this Agreement shall not apply to any Transfers made by (the “Permitted Transfers” and “Permitted Transferees”):
(i)the Minority Shareholder to any of Affiliates of Bloomin Brands, Inc.;
(ii)the Majority Shareholders to: (a) any investment fund managed by Vinci; or (b) any Person that is a wholly owned subsidiary or one hundred percent (100%) held, directly and/or indirectly, by any investment fund managed by Vinci;
(iii)the Company to any Local or Regional Partners (or vice-versa), in the context of: (a) the issuance, sale and purchase of non-voting preferred shares by the Company in the context of opening or closing restaurants and subject to the terms of the Managing Shareholders’ Agreements; (b) Company executing its Buyout Rights against such Local or Regional Partners; and
(iv)the Company to any Executive Partners in the context of: (a) the issuance, sale and purchase of non-voting preferred shares by Company in the context of long-term incentive plans approved pursuant to the terms of this Agreement; (b) Company executing its Buyout Rights against such Executive Partners.
10.4Conditions for Transfers
A Transfer of Shares shall only be valid and effective if:
(i)In the case of a Permitted Transfer:
(a)the Transferring Shareholder communicates such Permitted Transfer to the other Shareholder with at least five (5) Business Days in advance to the date of its occurrence providing information and documents as may be reasonably necessary to allow them to confirm that the Transfer and Transferee qualifies as a Permitted Transfer and Permitted Transferee;
(b)the Transferor executes an instrument by which it undertakes full joint liability with the Transferee for compliance with all the obligations under this Agreement;
(c)the Transferor and Transferee shall acknowledge and confirm that: (i) the Permitted Transfer is being made under the terminative condition (condição resolutiva) that such assignment shall be reverted before and as a condition to the Transferee ceasing to qualify as a Permitted Transferee; or (ii) the Permitted Transferee shall follow the procedures for Transfer of Shares outside the rules of Permitted Transfers before and as a condition to the loss of the status of Permitted Transferee; and
(d)in the event of a partial Transfer of Shares, the rights provided for in this Agreement shall be exercised jointly, so that the transferring Shareholder shall form a single voting block with the acquirer of the transferred Shares and the transferring Shareholder shall act as the representative of this block in dealings with the other Shareholders and the Company.
(ii)With regard to any and all Transfers (including Permitted Transfers and Transfers to Third Parties after the relevant proceedings set out in this Agreement have been observed):
(a)preceded by the confirmation that the Transferee is not a Prohibited Transferee;
(b)preceded by all required consents from Governmental Authorities (including antitrust, as applicable) and third parties that may be required to avoid default or breach of any of the Company's material covenants or obligations;
(c)the Transferee expressly adheres in writing to this Agreement without restrictions, and assumes, unconditionally and unrestrictedly, the obligations and rights of the transferring Shareholder arising from this Agreement;
(d)no such Transfer shall relieve the Transferor of any of its obligations hereunder or any liability incurred by it prior to the date of such Transfer and such Transferor shall remain joint and severally liable for the performance by such Permitted Transferee of all obligations of such Transferor under this Agreement.
10.5Lock-Up
Except for Permitted Transfers or in the consummation of a Qualified IPO pursuant to Section 10.11, until the expiration or closing of the Exit Options, the Majority Shareholders shall not Transfer Shares in such quantity that may cause it to cease to hold the Control of the Company and ownership of Shares representing the majority of the votes, without the prior written consent of the Minority Shareholder.
10.6Right of First Offer
If any of the Shareholders (“Offering Shareholder”), wishes to Transfer part or the totality of its Shares (“Offered Shares”) to a Person and such transaction is not a Permitted Transfer ("Potential Buyer”), it shall send a written notice (“Offer Notice”) to the other Shareholder (“Offered Shareholder”), with a copy to the Company, whom will have the right of first offer to purchase all (but not less than all) of such Offered Shares (the “Right of First Offer”), subject to the following terms and conditions. For the avoidance of doubt, the Right of First Offer shall not apply to Transfers taking place in the context of a consummation of a Qualified IPO pursuant to Section 10.11.
10.6.1Offer Notice. The Offering Shareholder shall present the Offer Notice prior to having any direct or indirect discussions with any Third-Party in respect of any proposed Transfer (or, as the case may be promptly after receipt of an offer by a Third-Party) and such Offer Notice shall necessarily inform the terms under which it intends to Transfer its shares, including, at least: (i) the number of Offered Shares that the Offering Shareholder intends to Transfer; and (ii) the price (necessarily expressed in cash) and payment conditions (“Offer Conditions”).
10.6.2Counter Notice of Transfer of Interest. Within [***] counted from the receipt of the Offer Notice, the Offered Shareholder shall have the right (but not the obligation) to reply in writing to the Offer Notice to the Offering Shareholder (with copy to the Company) (“Counter Notice”), informing the exercise or waiver of its Right of First Offer. Silence of the Offered Shareholder to send the Counter Notice within the deadline set forth herein shall be deemed a waiver of its Right of First Offer, for all purposes. In case of exercise of the Right of First Offer, the Counter Notice shall be construed as a firm, irrevocable and irreversible undertaking by the Offered Shareholder to purchase the Offered Shares under the Offer Conditions (as supplemented by the ancillary terms to be set out in the Counter Notice).
10.6.3Exercise of Right of First Offer. In case the Offered Shareholder exercises its Right of First Offer pursuant to this Section 10.6, the Offering Shareholder and Offered Shareholder shall enter into the definitive and binding agreements related to the Transfer of the Offered Shares (“Signing”), under the Offer Conditions (as supplemented by the ancillary terms to be set out in the Counter Notice), [***] from the deadline mentioned in Section 10.6.2. In any case after Signing, the applicable parties shall be obliged to close the transaction (unless regulatory approvals are not obtained, or material conditions precedent are not satisfied) and shall use their best efforts to close as soon as possible after Signing.
10.6.4No Exercise of Right of First Offer; Transfer to Potential Buyer. In case the Offered Shareholder has not exercised its Right of First Offer, either by waiving such right within the [***] period mentioned in Section 10.6.2 or by failing to send a valid and binding Counter Notice within such period, then, and only then, the Offering Shareholder shall be entitled to Transfer to any Potential Buyer all (but not less than all) of the Offered Shares, which in no case shall be for a price less than the price contained in the Offer Notice or in more favorable conditions to the Potential Buyer than the conditions set out in the Offer Notice or otherwise set forth in the Counter Notice, provided, however, that Signing of the transaction with the Potential Buyer shall occur within [***] from the deadline mentioned in Section 10.6.2 and the closing of the transaction shall occur within (i) [***] from the signing of the definitive documents of the transaction with the Potential Buyer, if the transaction is subject to a fast-track antitrust approval procedure; or (ii) [***] from the signing of the definitive documents of the transaction with the Potential Buyer, if the transaction is subject to a fully-fledged antitrust approval procedure (rito ordinário).
10.6.5Restarting the Procedure. If, by the end of the deadlines set forth in Section 10.6.4 above, the Offering Shareholder has not Transferred the Offered Shares and still intends to do so, or if the Offering Shareholder intends to Transfer a different number of Shares, then the Offering Shareholder must restart the procedures described in this Section 10.6.
10.6.6Assignment of Right of First Offer. The Shareholders agree that any of the Shareholders may freely assign all or part of their respective Rights of First Offer to any of their Affiliates that qualify as a Permitted Transferee, provided, however, that the conditions for a Permitted Transfer shall be observed in case such Affiliate actually purchases the Offered Shares.
10.7Tag-Along
10.7.1Tag-Along Rights. If the Majority Shareholders receives a binding offer from a Potential Buyer (“Binding Offer”) to Transfer Shares of the Company (“Tag Offered Shares”), the Majority Shareholders shall send a written notice to the Minority Shareholder informing the receipt of the Binding Offer and attaching such Binding Offer (“Tag Offer Notice”), so the Minority Shareholder may require that such Potential Buyer acquires Shares held by it under the same terms, conditions and for the same price per share under which the Majority Shareholders will Transfer its Shares to such Potential Buyer, pursuant to the provisions below (“Tag-Along Right”):
(i)If the Binding Offer is an offer from a Potential Buyer to acquire Tag Offered Shares representing [***] of the Company’s Common Shares, the Minority Shareholder shall be entitled to offer and Transfer all (and not less than all) of its Shares to the Potential Buyer under the same terms, conditions and for the same price per Share under which the Majority Shareholders will Transfer its Shares to such Potential Buyer.
(ii)If the Binding Offer is an offer from a Potential Buyer to acquire Tag Offered Shares representing [***] of the Company’s Common Shares, the Minority Shareholder shall be entitled to offer and Transfer its Shares to the Potential Buyer under the same terms, conditions and for the same price per Share under which the Majority Shareholders will Transfer its Shares to such Potential Buyer, provided, however, that in such case the Tag Along Right shall be proportional to the equity stake held by the Minority Shareholder in the stock of Common Shares of the Company.
(iii)In the event of item (ii) above, the original number of Shares being acquired by the Potential Buyer shall remain equal, being split amongst the Majority Shareholders and Minority Shareholder proportionally to their equity stake in the stock of Common Shares of the Company.
(iv)For the avoidance of doubt, the Tag Along shall not apply to Transfers taking place in the context of a consummation of a Qualified IPO pursuant to Section 10.11.
10.7.2Procedure. Within [***] from the receipt of a Tag Offer Notice, the Minority Shareholder shall respond in writing to the Majority Shareholders informing the exercise or waiver of its Tag-Along Rights. In the event the Minority Shareholder exercises its Tag-Along Rights, the Majority Shareholders shall only validly Transfer its Tag Offered Shares to the Potential Buyer if such Potential Buyer simultaneously acquires Shares owned by the Minority Shareholder pursuant to this Section 10.7, under the same terms, conditions and for the same price per Share that the Majority Shareholders will Transfer its Tag Offered Shares pursuant to the Binding Offer. The Minority Shareholder shall execute any and all documents reasonably required by the Majority Shareholders to conclude the transaction with the Potential Buyer, and shall adhere to all terms negotiated by the Majority Shareholders (which shall lead all negotiations with the Potential Buyer), including, but not limited to, purchase price structures (including payment in installments or earnouts), holdbacks or escrows, assume pro rata indemnification obligations towards the Potential Buyer (in respect of Company’s pre-closing contingencies and liabilities), provided, however, that the Minority Shareholder will not: (i) be held jointly liable with the Majority Shareholders; (ii) required to provide guarantees or collaterals (other than price holdbacks or escrows within the same conditions applicable to the Majority Shareholders); and (iii) be required to assume any restrictive covenant such as non-compete, non-solicits or other restriction on doing business in any territory.
10.7.3Waiver. It is hereby agreed that the failure by the Minority Shareholder to respond to such Tag Offer Notice, within the deadline defined in Section 10.7.2 above, or to execute the relevant documents for the Share Transfer pursuant to Section 10.7.2 above, will be deemed a waiver of its Tag-Along Rights with respect to such Transfer.
10.7.4Non-Exercise. If the Minority Shareholder does not exercise its Tag-Along Rights within the term specified in Section 10.7.2 above, then the Majority Shareholders may Transfer its Tag Offered Shares to the Potential Buyer, provided, however, that the Signing shall occur within [***] from the deadline mentioned in Section 10.7.2.
10.7.5Closing. In any case after Signing, the applicable parties shall be obliged to close the transaction (unless regulatory approvals are not obtained, or material conditions precedent are not satisfied) and shall use their best efforts to close as soon as possible after Signing.
10.7.6Restarting the Procedure. If, by the end of the deadlines set forth in Section 10.7.4 above, the Majority Shareholders has not Transferred the Tag Offered Shares and still intends to do so, or in case the terms and conditions of the Binding Offer have been altered in any way more favorably to the Majority Shareholders with respect to those terms and conditions set out in the Offer Notice, then the Majority Shareholders must restart the procedures described in this Section 10.7.
10.8Cooperation
The Shareholders and the Company shall perform and cause the Officers to perform, if necessary, all acts needed or adequate to implement any Transfer of Shares by any of the Shareholders, in accordance with the provisions of this Agreement, so as not to impair or delay the Transfer to a Potential Buyer or to another Shareholder, and also sign and deliver any instruments reasonably specified by a Potential Buyer or the acquiring Shareholder. The Shareholders shall, and shall cause the Company or the Officers to, as applicable, provide any and all information requested by any Shareholder conducting a process for the Transfer of Shares, grant reasonable access to books, records and information related to the Company and its Subsidiaries and participate in any meetings with the representatives of the Shareholder implementing a Transfer of Shares and of any relevant Potential Buyer.
10.9Voluntary Liens on Shares
Except for any Acquisition Debt Share Collateral, none of the Shareholders may (without the prior written consent of the other Shareholder) voluntarily create any Lien, directly or indirectly, on a portion or the totality of the Shares held by them.
10.10Involuntary Encumbrance
10.10.1Obligations upon an Involuntary Encumbrance. In the event that the Shares owned by any Shareholder (“Affected Shareholder”) were to be subject to Liens involuntarily (“Encumbered Shares”), such Affected Shareholder shall:
(i)at the Affected Shareholder’s own expense, repay the underlying debt relating to such Lien or replace the Encumbered Shares with a bank guarantee, surety bond or other guarantee accepted by the counterparty or Governmental Authority that requested such Lien as soon as feasible (but in no case more than [***] from the date of such Lien).
(ii)notify the other Shareholders (the “Remaining Shareholders” and the “Notice of Encumbered Shares”) about such Encumbered Shares within [***] as of the date in which the Shareholder became aware of the unauthorized Lien.
10.10.2Consequences of an Involuntary Encumbrance.
(i)During the period in which the unauthorized Lien is not released:
(a)any economic rights attached to such Encumbered Shares (including any distributions, dividends, interest on net equity - juros sobre o capital próprio - or payments of any nature credited or attributed to the Encumbered Shares) shall be withheld by the Company and/or deposited with the court or otherwise paid to the respective creditor upon court order;
(b)neither the Affected Shareholder nor the creditor beneficiary of the Lien on the Encumbered Shares shall have the right to vote with such Shares;
(c)the creditor beneficiary of the Lien on the Encumbered Shares shall not subrogate in any rights of the Affected Shareholder under this Agreement (including in the case of a foreclosure) but shall be subject to any and all obligations thereof jointly with the Affected Shareholder; and
(d)the representatives of the Affected Shareholder (or the creditor beneficiary of the Lien, as the case may be) in the Board of Directors shall not have the right to vote on Board of Directors’ Meetings.
(ii)If the Lien on the Encumbered Shares if not released with forty-five days, then the other Shareholder (and, on subsidiary basis, the Company) shall have the right (but not the obligation) to purchase the Encumbered Shares pursuant to the terms thereof, the book value (valor patrimonial) of such Shares, as determined based on the most recent year-end financial statements of the Company. In the case of exercise of such right, the acquiring Shareholder (or the Company, as the case may be) shall be entitled to deposit the relevant proceeds with the Governmental Authority that requested such Lien, so that the latter is released.
(iii)The rights conferred by this Agreement shall not extend to the Shares that may be transferred to Third Parties pursuant to the foreclosure of guarantees or other forms of Transfer by court order, unless so determined by the Shareholders in writing before the date of Transfer of the Encumbered Shares in the share register book of the Company, upon which the Third Party purchaser must comply with this Agreement in its entirety.
10.11Qualified IPO
Majority Shareholders shall have the right to initiate the proceedings to carry out a Qualified IPO of the Company or another holding company (in which the Shareholders shall hold the same equity stake that they held before the reorganization in preparation to the Qualified IPO), with the admission of its Shares to listing.
10.11.1Proceeding. The Majority Shareholders shall lead such listing process with reasonable support from the Company, including by engaging the underwriters, legal counsel, and financial advisors, as applicable, except if the Qualified IPO involves an equal allocation of secondary and primary sale or in case the majority of the offering as a primary sale of shares by the Company (in such cases, the Company shall lead the process). The Majority Shareholders shall endeavor to mitigate the required dedication of management and employees of the Company so that such proceedings do not cause a material disruption of its activities. The Majority Shareholders shall: (i) cooperate and provide any and all information the Minority Shareholder of the Company may reasonably require regarding such Qualified IPO process (including any access to the advisors and underwriters thereof, as required for the purpose of clarifying the terms and conditions of the Qualified IPO); and (ii) keep the Minority Shareholder promptly and reasonably informed about the status of the Qualified IPO process as it evolves, especially with respect to the possibility and the size of secondary offering as such information may be discussed with the lead underwriter; and (iii) allow the Minority Shareholder to actively participate in the discussions and consider in good faith any reasonable recommendations made by the Minority Shareholder with respect thereto.
10.11.2Secondary offerings. If, in the context of the structuring of the Qualified IPO, the lead underwriter of the offering concludes that a secondary offering is feasible, then the Company shall offer the Shareholders the possibility of selling their Shares as part of the Qualified IPO by giving written notice thereof at least [***] before the first filing date of such listing informing the amount and type of securities, the intended method(s) of distribution, and the name of the proposed underwriters in such offering.
(i)Any Shareholder interested in selling its Shares shall reply to the notice (with a copy to the other Shareholder) no later than [***] from receipt of the notice from the Company.
(ii)If any Shareholder decides to proceed with a secondary offering, then the Company and the other Shareholder shall then, in good faith, cooperate to have the secondary offering of shares to be included in such Qualified IPO, including by providing all the necessary information to be included in the Qualified IPO.
(iii)If both Shareholders decide to proceed with the sale of their Shares in the context of the secondary offering in a Qualified IPO, then the Shareholders shall have pro rata allocation rights in regard to any such offering.
10.11.3Costs. All fees and other costs and expenses to be incurred or otherwise due in relation to a Qualified IPO that includes:
(i)both a primary and secondary offerings, shall be divided as follows: (a) the Company and the selling Shareholders shall pay the underwriters’ fees proportionally to the size of the primary offering and secondary offering, provided that the Shareholders participating in the secondary offering shall each bear their pro rata portion (based on the number of shares that each Shareholder will sell) within such secondary offering; (b) the Company shall pay all fees of auditors and legal advisors; and (c) in case a Shareholder decides to hire one or more advisors in addition to the advisors hired by the Company for the process, such Shareholder shall bear the costs and fees of such advisors;
(ii)only a primary offering, the Company shall bear any, and all cost and fees related to the Qualified IPO; or
(iii)only a secondary offering, the Shareholders selling shares on the Qualified IPO shall bear any and all cost and fees related to the Qualified IPO pro rata to their share of the secondary offering.
11Call and Put Options
11.1Exit Call Option
Subject to the terms and conditions provided for in this Agreement, the Minority Shareholder irrevocably and irreversibly grants to the Majority Shareholders an option to purchase the totality (but not less than the totality) of the shares issued by the Company and owned by the Minority Shareholder, together with all options, securities convertible into or exchangeable for, or which otherwise confer to Minority Shareholder any right to acquire, any equity, or redeem, retire, defease, repurchase or otherwise acquire any equity of the

Company and any other Company’s Subsidiary ("Exit Option Shares”), so that Majority Shareholders will have the option (and not the obligation) to purchase and require Minority Shareholder to sell the Exit Option Shares (“Exit Call Option”). Notwithstanding anything to the contrary in this Agreement, the Exit Call Option shall be considered terminated if the effective closing (anúncio de início or similar milestone in case of offering in Nasdaq or NYSE) of a Qualified IPO occurs before its exercise.
11.1.1Exit Call Option Exercise Period. The Exit Call Option may be exercised by Majority Shareholders at any time between October 1st, 2028, and December 31st, 2028 (“Exit Option Exercise Period”), which may be suspended and extended pursuant to Section 11.2.3. If the Majority Shareholders does not exercise the Exit Call Option within the Exit Option Exercise Period, the Exit Call Option shall no longer be valid and no indemnification, reimbursement, compensation or payment, of any nature and for any purpose, shall be due from either Party to the other.
11.1.2Exercise Notice. The Exit Call Option may be exercised by the Majority Shareholders, during the Exit Option Exercise Period, upon delivery of a written, unconditional and irrevocable notice to the Minority Shareholder pursuant to Section 13.4 below (“Exit Call Option Notice”).
11.2Exit Put Option
Subject to the terms and conditions provided for in this Agreement, Majority Shareholders irrevocably and irreversibly grants Minority Shareholder an option to sell the totality (but not less than the totality) of the Exit Option Shares, so that the Minority Shareholder will have the option (and not the obligation) to sell to the Majority Shareholders and require the Majority Shareholders to purchase the Exit Option Shares (“Exit Put Option” referred to jointly with the Exit Call Option as the “Exit Options”). Notwithstanding anything to the contrary in this Agreement, the Exit Call Option shall be considered terminated if the effective closing (anúncio de início or similar milestone in case of offering in Nasdaq or NYSE) of a Qualified IPO occurs before its exercise.
11.2.1Exit Option Exercise Period. The Exit Put Option may be exercised by Minority Shareholder at any time during the Exit Option Exercise Period, provided, however, that, with regard to the Exit Put Option, the Exit Option Exercise Period: (a) may be suspended and extended pursuant to Section 11.2.3; and (b) shall be extended for an additional [***] period by written notice of the Minority Shareholder to Majority Shareholders and the Company if any change, effect, event, fact, variation, circumstance or development that has caused, is causing or is reasonably expected to cause during [***] preceding the Exit Option Exercise Period a material interruption on the Business or operation of the Company attributable to (i) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, epidemics, pandemics, disease and/or sanitary outbreaks or emergencies; (ii) any government shutdowns; or (iii) earthquakes, hurricanes, floodings or other natural disasters affecting the operations of the Company and its Subsidiaries that may have caused an adverse reduction of the value of the Exit Option Shares. For avoidance of doubt, the right of the Minority Shareholder to extend the Exit Option Exercise Period pursuant to the above shall not prevail over Section 11.2.3 below. If the Minority Shareholder does not exercise the Exit Put Option within the applicable Exit Option Exercise Period, the Exit Put Option shall no longer be valid and no indemnification, reimbursement, compensation or payment, of any nature and for any purpose, shall be due from either Party to the other.
11.2.2Exercise Notice. The Exit Put Option may be exercised by Minority Shareholder, during the Exit Option Exercise Period, upon delivery of a written, unconditional and irrevocable notice to the Majority Shareholders pursuant to Section 13.4 below (“Exit Put Option Notice”).
11.2.3Suspension of the Exit Option in Case of a Qualified IPO. If the Company has initiated a Qualified IPO (by issuing a formal notice to the Shareholders confirming the engagement of the lead underwriter and the holding of the kick-off meeting of the offering with the lead underwriter of the Qualified IPO) and such Qualified IPO remains ongoing during the period between any time between [***], then:
(i)the Majority Shareholders shall not be entitled to exercise the Exit Call Option during the period the Qualified IPO is ongoing, and such right to exercise the Exit Call Option shall be suspended and postponed for as long as the Qualified IPO process is ongoing, provided that such suspension shall survive for no longer than [***]. As from [***], the Exit Call Option will be valid and exercisable by the Majority Shareholders from and including [***], up to and including [***], and if not exercised will expire for all purposes;
(ii)the Minority Shareholder shall not be entitled to exercise the Exit Put Option during the period the Qualified IPO is ongoing, and such right to exercise the Exit Put Option shall be suspended and postponed for as long as the Qualified IPO process is ongoing, provided that such suspension shall survive for no longer than [***]. As from [***], the Exit Put Option will be valid and exercisable by the Minority Shareholder from and including [***], up to and including [***], and if not exercised will expire for all purposes; and
(iii)in case the Qualified IPO is concluded (anúncio de início or similar milestone in case of offering in Nasdaq or NYSE), at any time, the Exit Call Option and the Exit Put Option shall be considered automatically terminated for all purposes.
11.2.4Preparatory Actions for Qualified IPO. Minority Shareholder shall not be entitled to its affirmative voting rights on Reserved Matters to block actions that are strictly necessary for the consummation of a Qualified IPO, such as with respect to approval of capital increase and reform of the bylaws of the Company to comply with the applicable securities laws. In case the Qualified IPO is not consummated, the Shareholders shall take any and all necessary measures to revert any and all changes or decisions that were made during the Qualified IPO process, so that the status quo before the beginning of the Qualified IPO process is restored. This Section shall not prevent Minority Shareholder from voting as it sees fit on any matter, as long as the affirmative vote rights of the Minority Shareholder with respect to Reserved Matters are not exercised in order to block a Qualified IPO.
11.3Option Price
11.3.1Option Price. The purchase price for the exercise of the Options (“Option Price”) shall correspond to the following formula:
Option Price = (Number of Exit Option Shares / Number of Total Common Shares) x [([***]x EBITDA LTM) – Net Indebtedness]
Where:
Number of Exit Option Shares – represent the number of Common Shares held by the Minority Shareholder on the Exit Option closing date, which will be sold to Majority Shareholders along with any other Shares held by the Minority Shareholder (e.g., residual preferred shares acquired under Section 4.8.4(iii));
Number of Total Common Shares – represent the number of total Common Shares issued by the Company on the Exit Option closing date. For the avoidance of doubt,

the Number of Total Shares shall disregard any the Managing Shareholders’ Equity;
EBITDA LTM – means the EBITDA LTM, calculated as the exercise date and per Exhibit 11.3.1;
Net Indebtedness – have the meaning set forth in Section 1.1 above. For avoidance of doubt, the concept of Indebtedness shall consider the Acquisition Debt that is still outstanding (principal and interest) on the closing date of the Exit Option.
11.3.2Calculation of EBITDA LTM. If the Shareholders do not reach an agreement within [***] as from the receipt of an Exit Call Option Notice or Exit Put Option Notice, as the case may be (“EBITDA LTM Negotiation Period”), in relation to the EBITDA LTM to be considered for the purposes of determining the Option Price, then they shall refer the definition of the EBITDA LTM to the Appointed Expert to resolve such dispute. The Shareholders intend that this Section 11.3.2 be treated as an agreement to arbitrate value of the EBITDA LTM, but the Appointed Expert shall resolve any such disagreements acting as expert and not as arbitrator by applying the Accounting Principles rather than by making an equitable decision, and its decision shall be final and binding on the Shareholders upon delivery of the written determination set forth in Section 11.3.2(vi). The procedure and schedule under which any dispute shall be submitted to the Appointed Expert shall be as follows:
(i)The Shareholders shall execute and deliver any reasonable engagement letter required by the Appointed Expert; provided that if the Majority Shareholders or the Minority Shareholder fails to execute and deliver any such engagement letter within [***] from the Appointed Expert’s request thereof, the non-failing Shareholder shall be entitled to engage the Appointed Expert without the failing Shareholder’s execution and delivery of any such engagement letter; provided further that any expenses relating to the engagement of the Appointed Expert shall continue to be allocated between the Parties pursuant to Section 11.3.2(viii).
(ii)Within [***] after the end of the EBITDA LTM Negotiation Period, the Majority Shareholders and the Minority Shareholder each shall deliver to the other and to the Appointed Expert its position on the EBITDA LTM in writing, supported by any documents upon which it relies.
(iii)The Shareholders shall provide the Appointed Expert with reasonable access to such working papers and other documents and information, and to such personnel, as the Appointed Expert may request.
(iv)The Appointed Expert shall: (I) be directed to resolve only those issues in dispute and render its determination based solely on the written submissions of the Majority Shareholders and the Minority Shareholder and not on the Appointed Expert’s independent review; (II) not determine the value of any item to be outside of the range for the definition of the EBITDA LTM. No discovery shall be permitted, and no hearing shall be held. Neither the Majority Shareholders nor the Minority Shareholder may disclose to the Appointed Expert, and the Appointed Expert may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either the Majority Shareholders or the Minority Shareholder unless otherwise agreed by the Shareholders.
(v)No Shareholder shall (directly or indirectly, including by means of Representatives or other interposed Persons) engage in ex parte communications with the Appointed Expert in connection herewith. For the sake of clarity, any Shareholder, as applicable, will be authorized to unilaterally engage the Appointed Expert upon the other Shareholder’s inertia, failure to cooperate or otherwise comply with the proceedings set out in this Section. Any such engagement (or subsequent ex parte contacts with the Appointed Expert) shall not be deemed a breach of this Agreement or shall not be construed as a conflict of interest or otherwise prejudice the neutrality of the Appointed Expert.
(vi)The Appointed Expert shall deliver its written determination to the Majority Shareholders and the Minority Shareholder no later than the [***] after the remaining differences underlying the EBITDA LTM are referred to the Appointed Expert, or such longer period of time as the Appointed Expert determines is necessary.
(vii)The Appointed Expert’s resolution of the EBITDA LTM shall become final and binding on the Shareholders on the date the Appointed Expert delivers its final resolution in writing to the Majority Shareholders and Minority Shareholder, and such resolution by the Appointed Expert shall not be subject to court review or otherwise appealable, absent manifest error or manifest failure by the Appointed Expert to adhere to the requirements of this Agreement.
(viii)Each Shareholder shall bear the fees of its representatives incurred in connection with the determination of the EBITDA LTM. Any expenses relating to the engagement of the Appointed Expert shall be allocated between the Majority Shareholders and the Minority Shareholder, in proportion to the difference between the amounts of their respective EBITDA LTM calculations and the EBITDA LTM as finally determined by the Appointed Expert. For clarity, if, for example, the Majority Shareholders indicates an EBITDA LTM in the value of ten (10) and the Minority Shareholder challenge the Majority Shareholders' calculation by proposing zero (0), and the Appointed Expert subsequently determines the EBITDA LTM to be eight (8), the Majority Shareholders shall bear twenty percent (20%) of the Appointed Expert's fees, expenses, and compensation, while the Minority Shareholder shall bear eighty percent (80%) of such fees, expenses, and compensation.
11.3.3Exit Option Closing Adjustment. The Option Price shall be subject to a post-closing adjustment to reflect the effective Indebtedness of the Company as of the closing date of the Exit Option, which shall follow the same rules and proceeding set out in Section 3.2.2 of the QPA.
11.3.4Taxes. The Taxes levied on the Option Price, as the case may be, shall be paid by the Party defined as responsible for such payment under the applicable Law.
11.3.5Holdback. In addition to the offset mechanism set forth in Section 8.8.1 of the QPA, the Majority Shareholders shall have the right to withhold a portion of the Option Price, subject to the following terms and conditions (“Holdback”):
(i)Holdback Notice. At least [***] prior to the Holdback, the Majority Shareholders shall have delivered to the Minority Shareholder a written notice containing at least the following information: (i) a list of any and all pending and outstanding Third-Party Claims (as such term is defined in the QPA) qualified under the likelihood of “possible” and “probable”, to which the Majority Shareholders is entitled to reclaim indemnification under the QPA (“Indemnified Claims”); and (ii) the estimated amount of each Indemnified Claim, and the basis thereof, including the projected statute of limitations applicable to the Indemnified Claims (“Indemnification Report Notice”). The information contained in item (i) above in connection with the Indemnified Claims shall be assessed by the relevant counsel conducting the defense of each such Indemnified Claim. The classifications of the likelihood of each Indemnified Claim shall observe the following criteria:
(a)“probable” for cases in which the probability of reaching a final unfavorable decision is greater than that to obtain a favorable decision, specially taking into consideration case laws ruled by superior courts or the stage of judicial or administrative procedure; and
(b)“possible” for situations in which the probability of obtaining a final unfavorable decision is equivalent to obtaining a favorable decision,or in which the discussion depends on discovery and there are no elements to define which proof has more substantial arguments.
The Parties expressly agree that no amounts related to Indemnified Claims with likelihood of loss classified as “remote” shall be withheld from the Option Price.
(ii)Minority Shareholder’s Alternatives. Within [***] after receipt of the Indemnification Report Notice, the Minority Shareholder shall deliver a notice to Majority Shareholders (“Indemnification Report Counter-Notice”) electing, at its own discretion, one of the following alternatives with respect to each Indemnified Claim, (i) to pay to the Majority Shareholders the amount corresponding amount involved in any Indemnified Claim, adjusted in accordance with the respective likelihood of the loss informed in the Indemnification Report Notice as per item (ii)(a) below; or (ii) continue to carry out the defense of any pending and outstanding Indemnified Claim in accordance with the provisions of the QPA.
(a)Should the Minority Shareholder elect to pay to the Majority Shareholders the amount corresponding to that involved in any Indemnified Claim, the amount to be paid thereunder shall be calculated by multiplying the amount corresponding to the Loss by: (I) [***] in relation to Indemnified Claim with likelihood of loss classified as “probable” in the Indemnification Report Notice; and (II) [***] in relation to Indemnified Claim with likelihood of loss classified as “possible” in the Indemnification Report Notice. Upon payment of any amounts under this Section 11.3.5(ii)(a), the Minority Shareholder shall be released and discharged from any indemnification obligations with respect to the Indemnified Claim.
(b)Should the Minority Shareholder elect to continue to carry out the defense of any outstanding Indemnified Claims, the obligation of the Minority Shareholder to indemnify the Majority Shareholders in connection with the respective Indemnified Claim shall survive until a final and definitive decision thereto is awarded thereunder, and the Majority Shareholders may withhold until a final and definitive decision thereto is awarded or finally settled a portion of the Option Price equivalent to: (I) [***] in relation to Indemnified Claims with likelihood of loss classified as “probable” in the Indemnification Report Notice; and (II) [***] in relation to Indemnified Claims with likelihood of loss classified as “possible” in the Indemnification Report Notice (“Holdback Amount”).

(iii)Indemnified Claim decision. Within [***] after a final and definitive decision in relation to an Indemnified Claim is awarded or an Indemnified Claim is finally settled (“Final Determination”), the relevant amount of the Holdback Amount corresponding to such Claim shall be released, as adjusted by the variation of the CDI between the date the Holdback Amount was withheld and the date of the release:
(a)to Minority Shareholder, when there is a Final Determination on an Indemnified Claim that is favorable to the Indemnified Party (as defined in the QPA);
(b)to Majority Shareholders, and automatically applied as an offset (compensação) against Majority Shareholders’ obligation to pay the Holdback Amount to Minority Shareholder, releasing the Minority Shareholder from its indemnification obligation related to such Indemnified Claim, when there is a Final Determination on an Indemnified Claim that is unfavorable to the Indemnified Party (as defined in the QPA); or
(c)partially to Minority Shareholder and partially to Majority Shareholders when there is a Final Determination on an Indemnified Claim that is partially favorable to the Indemnified Party (as defined in the QPA) and partially unfavorable.
(d)For the avoidance of doubt, if the Holdback Amount withheld with respect to a Claim that is Finally Determined is: (I) greater than the Loss resulting from such Final Determination, then the excess that is not offset under Section 11.3.5(iii)(b) shall be released to the Minority Shareholder; or (II) less than the Loss resulting from such Final Determination, then the Minority Shareholder shall remain liable for the deficit the pursuant to the terms of the QPA.
(iv)Controversy Resolution. Subject to any specific agreements among the Shareholders, should the Minority Shareholder contest the amount or the likelihood of loss with respect to any Indemnified reported by the Majority Shareholders in the Indemnification Report Notice, the controversy shall be settled in good faith between the Shareholders within fifteen (15) Business Days as of the receipt by the Minority Shareholder of the Indemnification Report Notice. In case the likelihood of loss informed by Majority Shareholders with respect to a certain Third Party Claim in the Indemnification Report Notice matches the same opinion of the legal advisors chosen by the Minority Shareholder that are leading the defense of such Third Party Claim, then the Minority Shareholder shall not have the right to contest or dispute or the likelihoods of loss with respect to such Third Party Claim.
11.3.6Exit Options Share Purchase Agreement. No later than [***] after the delivery of the Exit Call Option Notice by Majority Shareholders, or the Exit Put Option Notice by Minority Shareholder, whichever occurs first, the Parties shall execute a share purchase agreement to regulate the terms and conditions of the purchase and sale of the Exit Option Shares resulting from the exercise of the Exit Call Option or the Exit Put Option, as applicable, which shall, among other matters, include the Option Price calculated pursuant to Section 11.3 above and the Holdback (if applicable only to the Exit Options) (“Option SPA”). The Parties shall use their best efforts to agree on a template of the Option SPA within sixty (60) days as from the date hereof.

(i)Specific provisions governing the Options. The Parties agree that the Exit Option Shares will be purchased and sold on an “as is” condition (porteira fechada), without any representation, indemnification or other assurances from each of the Parties (and/or its Affiliates), other than: (i) fundamental representations and warranties to be given by both Parties in the Option SPA; and (ii) indemnification obligations from the Parties in regard to Losses arising from breach of such fundamental representations and warranties, breach of the Option SPA and/or fraud or willful misconduct by the Parties.
(ii)Option Conditions Precedent and Closing. The closing of the Exit Options may be subject to conditions precedent that may be required, such as Third Party approvals or consents, including Governmental Authorities’ approvals and/or landlords’ waivers, which shall be ruled by the Option SPA.
(iii)The closing of the Exit Option shall occur simultaneously with the execution of the Option SPA. In any case where the closing cannot be simultaneous with the execution, the applicable parties shall be obliged to close the transaction no more than five (5) Business Days after the regulatory approvals are obtained or material conditions precedent are satisfied (provided that the parties shall use their best efforts to close as soon as possible after execution of the Option SPA).
11.4Default Call Option
Subject to the terms and conditions provided for in this Agreement, the Minority Shareholder irrevocably and irreversibly grants to the Majority Shareholders an option to purchase the Default Option Shares, so that the Majority Shareholders will have the option (and not the obligation) to purchase and require Minority Shareholder to sell the Option Shares (“Default Call Option” referred to jointly with the Call Option and the Put Option, as the “Options”).
11.4.1Default Call Option Exercise Period. The Default Call Option may be exercised by the Majority Shareholders at any time between a Default Event has been triggered until the satisfaction of the defaulted indemnity payment by the Minority Shareholder (“Default Call Exercise Period”).
11.4.2Default Call Option Exercise Notice. The Default Call Option may be exercised by the Majority Shareholders anytime during the Default Call Option Exercise Period, upon delivery of a written, unconditional and irrevocable notice to the Minority Shareholder pursuant to Section 13.4 below (“Default Call Option Notice”). The exercise of the Default Call Option shall be reverted if the Minority Shareholder satisfies the defaulted indemnity payment between the delivery of the Default Call Option Notice and the closing thereof. The Default Call Option may be exercised multiple times in case there are multiple Default Events.
11.4.3Default Option Shares. The quantity of Shares that the Majority Shareholders shall be entitled to acquire from the Minority Shareholder (the “Default Option Shares”) shall be determined as follows
Number of Default Option Shares = Amount of the Default Event / [([***]x EBITDA LTM) – Net Indebtedness / (Number of Total Shares)]
The determination of the Default Option Shares shall follow the same procedural rules applicable to the Exit Options, in particular Section 11.3.
11.4.4Option SPA and closing. The Default Call Option shall follow the same procedural rules applicable to the Exit Options, in particular the conditions set out in Section 11.3.6.
11.5Debt Pushdown

11.5.1[***]
11.5.2[***]
11.6Acquisition Debt
[***]
11.7Intercompany Loans to fund the service of the Acquisition Debt
11.7.1The Shareholders have caused the Company to perform the following actions:
(i)No later than [***] before the due date of the first payment of interest by Osaka to the creditors in the context of the Acquisition Debt (“First Tranche”), which will become due [***] as from the date of execution of the definitive documents related to the Acquisition Debt, Company shall make an interest bearing loan to Osaka under arm’s length conditions (“First Loan”) in an amount sufficient for the Osaka be able to pay the total amount of interest owed to creditors with respect to such First Tranche, plus the IOF levied on the First Loan; and
(ii)No later than [***] before the due date of the second payment of interest by Osaka to the creditors in the context of the Acquisition Debt (“Second Tranche”), which will become due [***] as from the date of execution of the definitive documents related to the Acquisition Debt, Company shall make an interest bearing loan to Osaka under arm’s length conditions (“Second Loan”) in an amount sufficient for Osaka be able to pay the total amount of interest and fees owed to creditors with respect to such Second Tranche, plus the IOF levied on the Second Loan.
11.7.2[***]
11.8Naoshima Merger
The Majority Shareholders shall be authorized to present a bona fide request to the Company and the Minority Shareholder to implement the merger of Naoshima into the Company (“Naoshima Merger”). The Naoshima Merger shall observe the principles and guidelines of Section 11.5.1, provided that, at the time of the implementation of the Naoshima Merger, Naoshima’s shares shall be held exclusively by: (a) any investment fund managed by Vinci; or (b) any Person that is a wholly owned subsidiary or one hundred percent (100%) held, directly and/or indirectly, by any investment fund managed by Vinci (provided that, for formal purposes, one share of such entity may be held by an Affiliate of the FIP or executive officer of Osaka as long as such share is transferred immediately before the consummation of the Naoshima Merger);
11.8.1Request Notice. The request for implementation of the Naoshima Merger shall be made by means of a notice presented to the Minority Shareholder and the Company anytime, pursuant to which the Majority Shareholders shall present a detailed plan for implementation accompanied by the relevant supporting documents and information.
11.8.2Review Period. The Minority Shareholder and the Company shall have a [***] period to review the request and present reasonable requests for clarification complementation and, as the case may be, comments and suggestions. The Majority Shareholders shall endeavor and cooperate with the Minority Shareholder by providing any additional clarification or documents as the Minority Shareholder may reasonably request to validate the Naoshima Merger. During the discussion period regarding the structure of the Naoshima Merger, each Shareholder may suggest tweaks or changes to the structure originally presented by the Majority Shareholders.

11.8.3Approval. The implementation of the Naoshima Merger shall be subject to the affirmative vote from the Minority Shareholder and the Board of Directors of the Company. The Minority Shareholder’s affirmative vote with respect to the Naoshima Merger shall not be unreasonably withheld, conditioned or denied as long as the principles set out in Section 11.5.1 above are observed.
11.8.4Indemnification. The Majority Shareholders shall indemnify, defend and hold harmless the Minority Shareholder and the Company from and against any and all Losses suffered, imposed upon or incurred by the Minority Shareholder and/or the Company arising from the Naoshima Merger.
12Tax aspects
12.1Passive Foreign Investment Company Matters
The Shareholders shall be allowed to consult with a U.S. tax expert to determine, with the reasonable cooperation of the Shareholders and the Company, whether the Company or any of its Subsidiaries is a PFIC. If the relevant Shareholder determines that the Company or any of its Subsidiaries is a PFIC, then the Company and the requesting Shareholder shall cooperate to enable the Company or the applicable Subsidiary to provide to the requesting Shareholder a “PFIC Annual Information Statement” as required by U.S. Treasury Regulations Section 1.1295-1(g) in relation to the Company or its Subsidiaries, as applicable, and the Company shall provide the relevant Shareholder with all information reasonably available to the Company and required by the relevant Shareholder to permit such Shareholder to prepare all tax returns and comply with any reporting requirements that result from such determination and make any election, including a “qualified electing fund election under Section 1295 of the U.S. Internal Revenue Code, with respect to the Company or its Subsidiaries.
12.2Controlled Foreign Corporation Matters
The Shareholders shall be allowed to consult with a U.S. tax expert to determine whether the Company or any of its Subsidiaries is a CFC. If the relevant Shareholder determines that the Company or its Subsidiaries is a CFC, then the Company shall provide to the relevant Shareholder all information reasonably available to the Company and required by the such Shareholder to permit such Shareholder to prepare all estimated tax calculations and tax returns and comply with any reporting requirements that result from such determination, including the calculation of such Shareholder’s pro rata share of income under Section 951 or 951A of the U.S. Internal Revenue Code and any available foreign tax credits under Section 960 of the U.S. Internal Revenue Code.
13Miscellaneous
13.1Duration of the Agreement
This Agreement has become effective on December 30, 2024 and remain in full force and effect for [***] as of such date, and may be automatically extended for an equal period, if no Shareholder informs the other Shareholders of its intention not to renew it in writing in up to [***] prior to the termination of any period of [***]. Notwithstanding the foregoing, in case of a Qualified IPO, this Agreement shall be deemed automatically terminated upon the conclusion of the Qualified IPO (anúncio de início de distribuição or similar milestone in case of an offering at Nasdaq or NYSE).
Notwithstanding the foregoing, the termination of the Agreement shall not affect:
(i)the rights arising or the obligations incurred under this Agreement prior to such termination (including any liability of a Party for its breach of any covenant or agreement in this Agreement prior to the termination thereof);
(ii)the provisions of Section 1 (Rules of Interpretation), Section 13.19 (Dispute Resolution) and Section 12 (Miscellaneous) to the extent applicable; and
(iii)the provisions of Section 2 (Confidentiality).
13.2Information Rights
13.2.1Books and Records. Unless otherwise required by applicable Law, all books and records of the Company and its Subsidiaries shall be kept at the principal place of business of the Company and its Subsidiaries, as applicable.
13.2.2Specific information rights. The Shareholders shall cause the Company to diligently and timely furnish in a reasonable timeframe to the Shareholders such particulars as the Shareholders may request and are necessary for such Shareholders to comply with their legal duties and obligations for accounting and tax purposes and effectively design the policies and coordinate the overall strategies of such Shareholders’ economic group, and for such other purposes serving the common benefit and interest of the Company and the Shareholders, including, inter alia, the following purposes:
(i)preparation of annual and interim individual financial statements for the Shareholders and consolidated financial statements for the Shareholders’ economic group;
(ii)compliance with occasional or periodic reporting duties owed to the Securities Exchange Commission of the United States of America and any other competent supervisory or regulatory body, whether American, Brazilian or foreign;
(iii)design of policy and coordination of the overall strategies of the Shareholders’ group, including functions of operational and financial planning and management oversight;
(iv)tax compliance;
(v)obtainment, maintenance and updating of credit ratings and provision of information to institutional investors and financial analysts;
(vi)compliance with obligations undertaken under financing contracts and issues of securities; and
(vii)compliance with requirements imposed by applicable Law or regulation or any judicial or administrative competent jurisdiction, accounts, books, correspondence and documents of the Company.
13.2.3Financial Information. Without prejudice to the provisions set forth in Section 12.2, the Shareholders shall cause the Company to provide to the Shareholders:
(i)within [***] counted as of the end of each month, monthly reports providing for, inter alia, the income statement including revenues, operating costs, financing costs, income taxes and other amounts and balance sheet information of the Company on a monthly, quarterly and year-to-date basis in the format and containing the information reasonably required by any of the Shareholders, together with a comparison to the Annual Budget and the corresponding prior year period, key performance indicator statistics, with such income statement and balance sheet information also at trial balance detail, to be provided in the format reasonably requested by any of the Shareholders, in accordance with U.S GAAP, as applied by the corresponding Shareholder;
(ii)within [***] counted as of the end of each quarter end of the calendar year, financial reporting packages prepared in accordance with U.S GAAP, as applied by any of the Shareholders from time to time, including all information reasonably required by any of the Shareholders as well as explanatory notes of the Officers to prepare any required external reports, including, without limitation, the quarterly and annual reports and the quarterly trading updates and results announcements of the ultimate parent (beneficiário final) of each Shareholder. The financial reporting package shall include, among other matters, an analysis of changes from prior year to current year periods in the detail specified by the corresponding Shareholder;
(iii)within [***], counted as the end of the calendar year, copies of the annual accounts (individual and consolidated) of the Company of the previous financial year that shall be submitted for approval at the General Shareholders' Meeting, related report from the Audit Firm of the Company and the annual report with respect to the previous financial year, and if such audited annual report is required for filing with annual individual financial statements of any of the Shareholders, and if reasonable notice is provided, such information shall be provided within three (3) months counted as of the end of the calendar year;
(iv)as soon as practically available, a copy of the management letters prepared by the Audit Firm of the Company and any reports relating to any investigations that have been conducted as part of the audit of the annual accounts; and
(v)[***].
13.2.4Lease reports. The Shareholders shall cause the Company to report to the Minority Shareholder the information concerning the real estate leases of the properties occupied by the Company and its Subsidiaries by means of the Minority Shareholder’s electronic systems (which shall provide the Company access and licenses thereto at the Minority Shareholders’ own costs and expenses).
13.3Non solicitation
For the period between the date hereof and the date that is [***] counted from the date a Shareholder ceases to hold Shares, without the prior written consent of the other Shareholder, neither Shareholder nor any of its respective Affiliates shall, within the Brazilian territory, (i) solicit, hire or retain, directly or indirectly, as an employee, independent contractor or consultant any officer, director or employee holding managerial positions of the Company and/or Subsidiaries or their respective Affiliates, or (ii) induce or attempt to induce any such person to terminate his or her employment or other relationship by resignation, retirement or otherwise; provided, that the foregoing shall not (a) restrict general solicitations of employment through advertisements or other means (including LinkedIn) that are not directed specifically at such persons; (b) apply to the appointees of the Shareholders for positions in the executive management (Board of Directors, Committees and/or Executive Officers) of the Company and its Subsidiaries.
13.4Notices
Any Notice shall be made in English and delivered by hand, e-mail (with confirmation of receipt) or by courier using an internationally recognized courier company at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.4).
•Notice to Minority Shareholder. A Notice to Minority Shareholder shall be sent at the following address:

Bloom Group Holdings, B.V.
2202 Northwest Shore Boulevard, Suite 500
Tampa, Florida 33607
E-mail: [***]
Attn: [***]
With a copy (which shall not constitute notice) to:

Lefosse Advogados
1,227 Rua Tabapuã, 14th floor
01451-011 | São Paulo, SP, Brazil
E-mail: [***]
Attn: [***]
•Notice to Majority Shareholders. A Notice to Majority Shareholders shall be sent at the following address:

Vinci Capital Partners IV C Fundo de Investimento em Participações Multiestratégia Responsabilidade Limitada

Naoshima Participações Societárias S.A.
To the attention of Vinci Capital Gestora de Recursos Ltda.
336, Avenida Bartolomeu Mitre, Leblon
22.431-002 | Rio de Janeiro, RJ, Brazil
E-mail: [***]
Attn: [***]
With a copy (which shall not constitute notice) to:

Tauil & Chequer Advogados in association with Mayer Brown LLP
Av. Presidente Juscelino Kubitschek, 1,455, 5th, 6th and 7th floors
04543-011 | São Paulo, SP, Brazil
E-mail: [***]
Attn: [***]
•Notice to the Company or Subsidiaries. A Notice to the Company or any Subsidiary shall be sent at the following address:

Outback Steakhouse Restaurantes Brasil S.A.
Avenida das Nações Unidas, 12,901, 4th floor, Block C, unit 401, Brooklin,
04.578-000 | São Paulo, SP, Brazil
E-mail: [***]
Attn: [***]
13.4.1Language. The aforesaid communications shall be made in English, provided that ancillary documents may be presented in Portuguese without the need for a translation.
13.4.2Delivery. Communications shall be deemed to have been given: (i) when delivered by hand, with written confirmation of receipt, (ii) when received by the addressee if sent by an internationally recognized overnight courier, receipt requested, (iii) on the date sent by e-mail (including an e-mail of a PDF document), with confirmation of transmission.
13.4.3Changes. Any Party may from time to time change its address, e-mail or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties. Until any such change is communicated to the other Parties any notice delivered to the then prevailing addresses shall be considered duly served.
13.5Cure Period
Notwithstanding anything to the contrary, if any Party breaches any obligations under this Agreement, the innocent Party shall send a notice to the breaching Party providing a [***] period for the breaching Party to cure the breach before enforcing any right hereunder. After such period, if the breaching Party does not fully and appropriately cure the breach, the innocent Party will be authorized to enforce any right or remedy provided in this Agreement or Law.
13.6Annotation and Registration
This Agreement shall be filed at the principal place of business of the Company and its Subsidiaries, pursuant to and for purposes of the provisions in article 118 of the Brazilian Corporations Law. In the Book of Registry of Nominative Shares of the Company, next to the margin of the registration of the Shares, and in the certificates representing the Shares, if issued, the following text shall be included: “The voting rights inherent to the shares represented by this registry, as well the transfer and/or encumbrance thereof, in any way, are bound and are subject to the Shareholders Agreement of the Company, entered into on December 30, 2024 as amended and restated in October 21, 2025.”.
13.7Compliance with this Agreement
This Agreement and the provisions set forth herein are applicable and binding upon all members of the Board of Directors and Officers of the Company, who shall abide by this Agreement, upon the execution of adherence instruments, upon which such members of the Board of Directors and of the Board of Officers will be required to observe the rules and principles set forth herein.
13.8Representatives before the Company
The Majority Shareholders hereby appoint Mr. Carlos Eduardo Martins and the Minority Shareholder hereby appoints Ms. Kelly Lefferts as their respective representatives before the Company for purposes of §10 of article 118 of the Brazilian Corporations Law. Notwithstanding the foregoing, each Shareholder shall be entitled to replace its representative at any time by serving a notice to the Company and the remaining Shareholders.
13.9Conflict with the Bylaws
In the event of any conflict between any of the provisions of the Agreement and:
(i)the bylaws/articles of association of the Company and/or its Subsidiaries, the terms of this Agreement shall prevail with respect to the Shareholders. In any such case, the Shareholders shall, at the first general meeting held after such conflict is identified, which shall in any case be held within thirty (30) days therefrom, amend the bylaws/articles of association so as to eliminate such conflict, except in the event that the amendment of such bylaws/articles of association, or of any certain provision contained in the respective bylaws/articles of association, conflicts with any requirement of: (a) the applicable Law; or (b) any Governmental Authority; in which case this Agreement will apply to the maximum extent possible not to conflict with the aforementioned bylaws and their provisions; or
(ii)a vote cast in a General Shareholders’ Meeting or Board of Directors’ Meeting, the vote shall be deemed null and void, and the chairperson of the relevant meeting shall disregard the votes cast in violation of such provisions, as set forth in §8 of article 118 of the Brazilian Corporations Law, subject further to the provisions of §9 of the same article, as applicable.
Any matter set out in this Agreement not provided for in the organizational documents of the Company and/or its Subsidiaries shall apply to the Company and the Shareholders to the extent permitted by applicable Law. If any matter set out in this Agreement cannot be reflected in the organizational documents of the Company and/or its Subsidiaries (or in relation to which the Shareholders decide not to reflect in such organization documents of public knowledge for confidentiality purposes), then the obligation to amend them shall not apply although the Shareholders will remain bound by such provisions under this Agreement.
13.10Fees and Expenses
Except as otherwise provided herein, each Party shall bear its respective expenses, costs and fees (including attorneys’, and auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith.
13.11Entire Agreement
This Agreement, including its Exhibits hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties and their respective Affiliates and representatives with respect to the subject matter hereof and thereof. In the event of any conflict between this Agreement and any Ancillary Agreement, this Agreement shall prevail.
13.12Binding Effect; No Third-Party Beneficiaries
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.
13.13Good faith; Nullity
This Agreement was drafted in accordance with the principles of good faith and probity, without any defect in the consent of either Party. The Parties represent, for all legal purposes and effects that: (i) the benefits, obligations and risks assumed herein are within their economic and financial conditions; (ii) this Agreement reflects all provisions agreed among the parties, regardless of the attorney-in-fact that wrote this Agreement; (iii) they had prior knowledge of the content of this instrument and understood perfectly all the obligations and risks contained therein. The Parties hereby undertake to comply and enforce in full all provisions contained herein, for which they acknowledge and affirm that any measure taken in violation of such provisions or representing a violation of the obligations assumed by the Parties under the terms of this Agreement is null and void.
13.14Assignment
Except if otherwise provided in this Agreement, this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Parties.

Any purported assignment in disagreement with this Section shall be null and void.
13.15Severability
If any provision of this Agreement, including any phrase, sentence, clause, Article, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.
13.16Amendment; Waivers
No amendment, modification or discharge of this Agreement and no waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
13.17Equitable remedies
Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or violated. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breach or violations of the provisions of this Agreement, and to enforce specifically this Agreement and the terms and provisions hereof and thereof, in any litigation instituted in any court having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto. This remedy shall not be deemed as an exclusive remedy for any breach or violation of the provisions of this Agreement but rather an additional available remedy. This Agreement is executed by two witnesses and creates an extrajudicial enforcement instrument, under the terms of article 784, II and 4th paragraph, of the Brazilian Code of Civil Procedure and the obligations contained herein are subject to specific performance pursuant to the civil procedure legislation currently in force.
13.18Governing law
This Agreement shall be construed, interpreted, enforced and governed by and under the laws of Federative Republic of Brazil.
13.19Dispute Resolution
Any dispute, controversy or claim arising out of or related to this Agreement, including any question as to the breach or violation, termination, existence, validity, enforcement or interpretation thereof, among the Parties, as well as their successors at any account, shall be resolved by final and binding arbitration administered by the Arbitration Chamber accordance with Law No. 9,307/96 and the Rules of Arbitration, except as modified herein.
13.19.1Seat. The seat of arbitration shall be the city of São Paulo, State of São Paulo,

Brazil.
13.19.2Language. The arbitration shall be conducted in the English language, provided, however, that evidence may be produced in Portuguese without the need for translation.
13.19.3Arbitrators. The arbitration shall be conducted by three (3) arbitrators (the “Arbitral Tribunal”), of whom the claimant(s) (acting collectively) shall nominate one and the respondent(s) shall nominate another, in the manner provided by the Rules. The two party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the Chairperson of the tribunal, within the term provided by the Arbitration Chamber.
(i)Any arbitrator not timely nominated hereunder shall, upon the written request of a Party, be appointed by the Arbitration Chamber. In case of an arbitration involving three (3) or more parties that are not grouped as claimants and respondents, the parties to the arbitration, in agreement, shall appoint two arbitrators within fifteen (15) days after receipt of the last notice by the Arbitration Chamber in this sense.
(ii)The third arbitrator, who shall act as the Chairperson of the Arbitral Tribunal, shall be appointed by the Party-appointed arbitrators within fifteen (15) days after the confirmation of the last arbitrator or, if that is not possible by any reason, by the Arbitration Chamber, in accordance with the Rules of Arbitration.
(iii)If the parties to the arbitration fail to appoint the arbitrators, all members of the Arbitral Tribunal shall be appointed by the Arbitration Chamber, in accordance with the Rules of Arbitration.
13.19.4Confidentiality. Any arbitration hereunder shall be confidential, and the Parties shall not, and shall cause their representatives not to, disclose to any third party the existence or status of the arbitration and all information made known and documents produced in the arbitration not otherwise in the public domain, and all awards arising from the arbitration (together, “Confidential Arbitration Information”), except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right; provided, however, that a Party shall request, to the fullest extent permitted by law, that any Confidential Arbitration Information which may be required to be disclosed to a court, tribunal or any Governmental Authority be considered confidential business information which should be kept under seal and outside the public domain.
13.19.5Venue. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, before the constitution of the Arbitral Tribunal, a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award under this Section 13.19. In any such action, each of the Parties irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction and venue of the Courts of São Paulo, State of São Paulo, Brazil; (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any São Paulo Court. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in Brazil for any purpose except as permitted herein, or (b) be deemed to confer rights on any Person other than the respective parties to this Agreement.

13.19.6Service of process. For the purposes of service of process in the arbitration, the Parties consent to the manner provided for notices in Section 13.4 or in any other manner permitted by applicable Law. By consenting to service of process in the arbitration as provided in the preceding sentence, each Party waives, to the fullest extent it may do so under applicable Law, any right, including a personal right it may have to service of process in the manner provided by an international convention or treaty, including the Inter-American Convention on Letters Rogatory (and Additional Protocol) or the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters and consents and agrees that it may be effectively served with process via personal delivery of a copy of the summons and complaint as provided in Section 13.4; provided, however, that without prejudice to the preceding sentences, service of process may also be effected in any other manner that satisfies the legal requirements for service of process in the country where a Party is incorporated, or country where a Party’s headquarters, officers or directors are located. Nothing in this Section 13.19 shall affect the right of any Party to serve process in any other manner permitted by Law.
13.19.7Temporary or preliminary relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Arbitral Tribunal shall have full authority to grant provisional remedies, to modify or vacate any temporary or preliminary relief issued by such court, to direct the parties to file with such court any documentation which may be necessary under applicable Law for such court to enforce such decision to modify or vacate any temporary or preliminary measure, and to award damages for the failure of any Party to respect the Arbitral Tribunal’s orders to that effect.
13.19.8Expenses. The expenses of the arbitral proceedings, including, but not limited to, the administrative costs of the Arbitration Chamber, arbitrator’s fees and independent expert’s fees, when applicable, shall be borne by each Party to the arbitration in accordance with the Rules of Arbitration. Upon issuance of the arbitral award, the Arbitral Tribunal may determine that the prevailing Party be reimbursed by the non-prevailing Party for these expenses proportionally, as well as attorney’s fees.
13.19.9Consolidation of proceedings. The Arbitral Tribunal may consolidate simultaneous arbitral proceedings grounded on this or any other instrument entered into by the Parties, if (i) such proceedings are related to the same legal relation; (ii) the arbitration agreements are compatible; and (iii) consolidation would not cause harm to any of the parties to the arbitration. The jurisdiction to consolidate shall be incumbent upon the first Arbitral Tribunal constituted, and its decision shall be final and binding upon the parties to all arbitral proceedings.
13.19.10Binding effect. The award of the Arbitral Tribunal shall be final and binding on the parties thereto and may be enforced in any court of competent jurisdiction.
13.20Digital Signature
The Parties and the intervening consenting parties agree that this Agreement was executed electronically without the electronic certificates issued by ICP-Brasil, as permitted under article 10, paragraph 2 of Provisory Measure 2,200-2 and article 784, paragraph 4 of Brazilian Code of Civil Procedure. For the avoidance of doubt, the Parties and the intervening consenting parties agree that this Agreement shall be presumed to be authentic and true, consenting, authorizing, accepting and recognizing as valid any form of proof of authorship of the signatories to the Agreement by means of their respective electronic signatures in this Agreement, even if not by means of electronic certificates issued by ICP-Brasil, as permitted under article 10, paragraph 2, of Provisional Measure 2,220-2, being certain that any electronic record will be sufficient for the veracity, authenticity, integrity, validity and effectiveness of this Agreement and its terms, as well as the respective commitment by the Parties and the intervening consenting parties to its terms.
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